UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
EDITAS MEDICINE, INC.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EDITAS MEDICINE, INC.
11 Hurley Street
Cambridge, Massachusetts 02141
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To be held May 30, 2024
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Editas Medicine, Inc., which is scheduled to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2024 on Thursday, May 30, 2024 at 8:30 a.m. Eastern Time. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. We believe that the virtual meeting format provides expanded access to our stockholders, and improved communication and cost savings for our stockholders and our company. The logistics of the virtual meeting are discussed more fully in the attached proxy statement. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site.
Only stockholders who owned common stock at the close of business on April 2, 2024 can vote during the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:
1.Election of three Class II directors to our board of directors, each to serve until the 2027 annual meeting of stockholders;
2.Approval, on an advisory basis, of the compensation paid to our named executive officers;
3.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You can find more information regarding the foregoing in the attached proxy statement.
Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 16, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all stockholders of record on our books at the close of business on April 2, 2024, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
If you are a stockholder of record, you may vote in one of the following ways:
•Vote over the Internet, by going to www.proxyvote.com (have your proxy card in hand when you access the website);
•Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your proxy card in hand when you call);
•Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or
•Vote during the virtual Annual Meeting, by going to www.virtualshareholdermeeting.com/EDIT2024 at the scheduled time of the meeting (have your Notice and control number found on your proxy card in hand).

A complete list of registered stockholders will be available to stockholders of record for inspection at our offices at 11 Hurley St., Cambridge, Massachusetts 02141 for a period of ten days prior to the Annual Meeting. If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
Whether or not you plan to attend the Annual Meeting online, we urge you to take the time to vote your shares.
By Order of the Board of Directors,
Gilmore O’Neill
President and Chief Executive Officer
Cambridge, Massachusetts
April 16, 2024

Editas Medicine, Inc.
Proxy Statement

Page
Proxy Statement	1
Proxy Statement Summary	2
Important Information About the Annual Meeting and Voting	6
Proposal No. 1—Election of Three Class II Directors	10
Corporate Governance	17
Stockholder Engagement	17
Director Nomination Process	18
Director Independence	19
Board Skills & Experience and Demographic Mix	20
Board Committees	22
Board and Committee Meetings Attendance	24
Director Attendance at Annual Meeting of Stockholders	24
Code of Business Conduct and Ethics	24
Corporate Governance Guidelines	24
Board Refreshment and Succession Planning	25
Board and Committee Evaluation Process	25
Director Commitments Policy	26
Board Leadership Structure and Board’s Role in Risk Oversight	26
Commitment to Corporate Responsibility	27
Communication with our Directors	29
Executive Compensation	31
Compensation Discussion and Analysis	31
Compensation Risk Assessment	46
Compensation Committee Report	46
2023 Summary Compensation Table	48
Grants of Plan-Based Awards	49
Outstanding Equity Awards at Fiscal Year-End	51
Option Exercises and Stock Vested	53
Employment, Severance, Change in Control Arrangements, and Separation Arrangements	53
Potential Payments upon Termination or Change in Control	55
Pay Ratio Disclosure	57
Pay Versus Performance	58
Other Agreements	61
Rule 10b5-1 Sales Plans	62
Compensation Committee Interlocks and Insider Participation	62
Director Compensation	62
Securities Authorized for Issuance Under Our Equity Compensation Plans	63
Transactions with Related Persons	65
Principal Stockholders	67
Report of the Audit Committee	70
Proposal No. 2—Advisory Vote on Executive Compensation	71
Proposal No. 3—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	72
Householding, Stockholder Proposals and Other Matters	74

EDITAS MEDICINE, INC.
11 Hurley Street
Cambridge, Massachusetts 02141
617-401-9000
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
to be held May 30, 2024
This proxy statement (the “Proxy Statement”) and the enclosed proxy card contain information about the Annual Meeting of Stockholders of Editas Medicine, Inc. (the “Annual Meeting”) to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2024 on Thursday, May 30, 2024 at 8:30 a.m. Eastern Time. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. We believe that the virtual meeting format provides expanded access to our stockholders, and improved communication and cost savings for our stockholders and our company. The logistics of the virtual meeting are discussed more fully in this Proxy Statement. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. The board of directors of Editas (the “Board”) is using this Proxy Statement to solicit proxies for use at the Annual Meeting. In this Proxy Statement, unless expressly stated otherwise or the context otherwise requires, the use of “Editas,” “our,” “we” or “us” refers to Editas Medicine, Inc.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on May 30, 2024:
This Proxy Statement and our 2023 Annual Report to Stockholders are
available for viewing, printing and downloading at http://www.proxyvote.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) as filed with the Securities and Exchange Commission (“SEC”), except for exhibits, will be furnished without charge to any stockholder upon written request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141. This Proxy Statement and our 2023 Annual Report are also available on the SEC’s website at http://www.sec.gov.
On or about April 16, 2024, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this Proxy Statement and our 2023 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

Proxy Statement Summary
This summary highlights information related to topics discussed throughout this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Attend our 2024 Annual Meeting of Stockholders Via Live Webcast

8:30 a.m., Eastern Time, on Thursday, May 30, 2024 Access to Live Webcast: www.virtualshareholdermeeting.com/EDIT2024

How to Vote Prior to the Annual Meeting

By mailing your Proxy Card	By telephone	By Internet
Cast your ballot, sign your proxy card and send by free post	Dial toll-free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com

Mark, sign and date your proxy card and return it in the postage-paid envelope included in your proxy materials. Your proxy card must arrive by May 29, 2024.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 29, 2024. Have your proxy card in hand when you call and then follow the instructions.	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 29, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
Please note that the Annual Meeting will be held virtually, via live webcast, rather than in-person. To attend the Annual Meeting, you will need the 16-digit control number located on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
If you attend the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Stockholders wishing to vote their shares electronically during the Annual Meeting should refer to the Notice for instructions regarding voting electronically during the Annual Meeting.
Cast Your Vote Right Away
Please cast your vote right away on all of the proposals listed below to ensure that your shares are represented.

		More Information	Board of Directors Recommendation
PROPOSAL 1:	Election of Three Class II Directors	Page 11	FOR each nominee
PROPOSAL 2:	Advisory Vote on Executive Compensation	Page 72	FOR
PROPOSAL 3:	Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	Page 73	FOR

Governance Highlights
We are committed to strong corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term stockholder value.
Annual Stockholder Engagement and Governance Review
As part of our regular governance practice review, we conduct a robust stockholder outreach program to solicit and understand our stockholders’ perspectives on our practices and to better understand the reasons for their votes. We also engage with certain proxy advisory firms to understand their governance policies and related vote recommendations. Our Board and the Nominating and Corporate Governance Committee of our Board consider feedback received from this effort and other input from our stakeholders in determining what further governance actions, if any, are in the best interest of our company and its stockholders.
During the second half of 2023, we solicited feedback from institutional investors representing approximately 50% of our outstanding shares to seek input on a variety of corporate governance and other issues that may impact our business. Resulting discussion topics included our corporate strategy and recent business development efforts, board skills and leadership, and the director commitments policy we adopted in 2023 in response to investor feedback. Please see “Corporate Governance—Stockholder Engagement” for additional information on the key topics discussed as part of our engagements and our responses thereto.
Following our 2023 Annual Stockholder Meeting, we determined that the results for one nominee to our Board may have been negatively impacted by concerns regarding certain of the anti-takeover provisions in our governing documents (including our classified board structure and supermajority voting requirements to amend our governing documents), which we are aware are disfavored by proxy advisory firms and some institutional investors. Each year our Nominating and Corporate Governance Committee reviews our governance framework, including our anti-takeover provisions, in light of best practices, industry trends, stockholder feedback, and other specific characteristics or circumstances of our company at the time. The Nominating and Corporate Governance Committee also considers the prevalence of the anti-takeover provisions among companies of similar size and maturity in our industry. Following the most recent such review, our Nominating and Corporate Governance Committee determined that our company and its stockholders are, at this time, best served by maintaining the current classified board structure, stockholder voting standards, and other corporate defensive measures, which are common among our peer group.
We do not maintain these provisions lightly, but we believe that they add stability to our Board and our company, providing us with appropriate flexibility and time to implement our strategy and progress our clinical programs over the next several years, which we believe will increase stockholder value. We remain committed to evaluating these measures on an annual basis to ensure that our governance strategy appropriately evolves as we mature and grow and continues to best serve our stockholders.
Enhanced Cybersecurity Risk Management
In light of the continued risk posed by cybersecurity incidents that may compromise our information, disrupt our business and expose us to liability, we took a number of actions in 2023 to enhance our cybersecurity risk management strategy and governance. Our Audit Committee remains responsible for overseeing our cybersecurity risk management policies and processes, and we amended the Audit Committee charter in November 2023 to more clearly delineate this authority. In furtherance of this responsibility, the Audit Committee meets with management and members of our information technology department, including our Head of Information Security, not less than twice per year to assess our cybersecurity risks and to evaluate the status of our cybersecurity efforts.
In 2023, we also established a cross-functional Cybersecurity Incident Response Team chaired by our Head of Information Security, who has approximately 20 years of cybersecurity expertise, including more than 15 years working in information security with the U.S. Federal Reserve System. This team consists of senior-level functional leaders, with appropriate members of our executive leadership team added on an ad hoc basis as necessary for any particular threat or incident. The team is responsible for safeguarding the confidentiality, integrity, and availability of our critical information assets and protecting against cyber threats through establishing a proactive and effective incident response program, fostering a culture of security awareness, and ensuring the continuous improvement of our incident response capabilities. In the event of a cyber security incident, the team is responsible for the swift detection, containment, and mitigation of and recovery from such incident to minimize business disruption, protect intellectual property, and maintain the trust of our stakeholders.

Corporate Governance Best Practices
✓	Separate Board chair and chief executive officer	✓	Regular executive sessions of independent directors
✓	All directors are independent, other than our chief executive officer	✓	Active governance-focused outreach to stockholders
✓	100% independence among members of Audit, Compensation and Nominating and Corporate Governance Committees	✓	Mandatory retirement age of 75
✓	Diverse Board: ◦44% women ◦22% racially/ethnically diverse ◦Female Board chair ◦Female chair of Audit, Compensation and Nominating and Corporate Governance Committees	✓	Maintain a compensation clawback policy compliant with Nasdaq listing standards
✓	Commitment to Board refreshment, with a robust director nominee selection process and four new independent directors since the beginning of 2020	✓	Robust executive and non-employee director Stock Ownership Guidelines
✓	Annual self-evaluation of Board and committees, including assessment of individual directors	✓	Director commitments (overboarding) policy limiting the number of public-company boards on which our directors serve
✓	Annual evaluation of chief executive officer by independent directors	✓	No shareholder rights plan (i.e., no “poison pill”)
Director Nominees
The following table provides summary information regarding our three director nominees. For detailed information about each nominee’s background and areas of expertise, please see “Proposal No. 1—Election of Three Class II Directors.”

		Director Since	Independent			Other Public Company Boards
Name and Occupation	Age*		Yes	No	Committee Memberships*
Meeta Chatterjee Chief Strategy Officer of Sun Pharmaceutical Industries Ltd.	69	2020	X		Audit	1
Andrew Hirsch Chief Executive Officer of C4 Therapeutics, Inc.	53	2017	X		Audit Compensation	1
Gilmore O'Neill Chief Executive Officer of Editas Medicine, Inc.	59	2022		X	None	1
*As of April 16, 2024

Executive Compensation Highlights
Our executive compensation program is designed to support business performance and drive long-term stockholder value. Below are certain business highlights and related highlights of our executive compensation program.

Select Recent Business Highlights
	Drive our lead product candidate, reni-cel (formerly known as EDIT-301) toward Biologics License Application and Commercialization		Strengthen and Focus Discovery to Build in vivo Editing Pipeline		Increase Business Development Activities and Monetize IP
✓	Achieved alignment with the Food and Drug Administration (“FDA”) that our RUBY clinical trial of reni-cel for severe sickle cell disease (“SCD”) is a single Phase 1/2/3 trial	✓	Hired new chief scientific officer with specific expertise aligned with Editas’ vision	✓	Created value through business development to complement core gene editing technology capabilities
✓	Exceeded our enrollment goal of 20 patients in the RUBY trial by year-end 2023	✓	Initiated lead discovery of in vivo editing of hematopoietic stem cells and other tissues	✓	Leveraged robust intellectual property portfolio
✓	Provided two 2023 clinical data updates from the RUBY trial and our Phase 1/2 EdiTHAL clinical trial of reni-cel for the treatment of transfusion-dependent beta thalassemia (“TDT”)	✓	Announced intent to establish in vivo pre-clinical proof of concept for an undisclosed indication in 2024	✓	Granted Vertex Pharmaceuticals Incorporated (“Vertex”) a non-exclusive license for our Cas9 gene editing technology for certain uses, including in Vertex’s CASGEVYTM

Compensation Highlights
Significant portion of named executive officers’ target compensation is performance-based ◦Approximately 73% for CEO ◦Approximately 70% for other named executive officers	Annual performance-based cash bonus program for chief executive officer tied 100% to corporate achievement
25% of long-term incentive compensation for our named executive officers tied to pre-established research and development and business development performance goals	Annual performance-based cash bonus program for other named executive officers tied 80% to corporate achievement and 20% to individual achievement

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
At the Annual Meeting, our stockholders will consider and vote on the following matters:
1.Election of three Class II directors to the Board, each to serve until the 2027 annual meeting of stockholders (“Proposal No. 1”);
2.Approval, on an advisory basis, of the compensation paid to our named executive officers (“Proposal No. 2”);
3.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (“Proposal No. 3”); and
4.Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As of the date of this Proxy Statement, we are not aware of any business to come before the meeting other than the first three items noted above.
Board of Directors Recommendation
Our Board unanimously recommends that you vote:
FOR the election of the three nominees to serve as Class II directors on our Board, each for a three-year term;
FOR the approval, on an advisory basis, of the compensation paid to our named executive officers; and
FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Availability of Proxy Materials
The Notice regarding our proxy materials, including this Proxy Statement and our 2023 Annual Report, is being mailed to stockholders on or about April 16, 2024. Our proxy materials are also available for viewing, printing and downloading on the Internet at http://www.proxyvote.com.
Who Can Vote during the Annual Meeting
Only stockholders of record at the close of business on the record date of April 2, 2024, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 2, 2024, there were 82,234,710 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered a “stockholder of record” of those shares. In this case, your Notice has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on such Notice.
Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your Notice has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.
How to Vote
If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or virtually during the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of our common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.
•By Telephone.   You may transmit your proxy voting instructions by calling 1-800-690-6903. You will need to have your Notice or proxy card in hand when you call.
•Via the Internet.   You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed Notice or proxy card. You will need to have your Notice or proxy card in hand when you access the website.
•By Mail.   If you received (or requested and received) a printed copy of the proxy materials, you may vote by proxy by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.
•Voting during the Annual Meeting.   You may vote during the Annual Meeting by accessing the website www.virtualshareholdermeeting.com/EDIT2024 and having your Notice or proxy card in hand. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting, so that if you should become unable to attend the Annual Meeting, your shares will be voted as directed by you. Online check-in will begin at 8:15 a.m. Eastern Time on May 30, 2024. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/EDIT2024. Technical support will be available starting at 8:15 a.m. Eastern Time on May 30, 2024.
Telephone and Internet voting prior to the Annual Meeting for stockholders of record will be available up until 11:59 p.m. Eastern Time on May 29, 2024, and mailed proxy cards must be received by May 29, 2024 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.
The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If you own stock in “street name” as of the record date, you may virtually attend the Annual Meeting and vote your shares online while attending the Annual Meeting with the control number included on your voting instruction form.
Proposals Considered “Discretionary” and “Non-Discretionary”
If your shares are held in “street name,” your bank, broker or other nominee may under certain circumstances vote your shares if you do not return voting instructions. Banks, brokers or other nominees are permitted to vote customers’ shares for which they have received no voting instructions on specified routine, or “discretionary,” matters, but they are not permitted to vote these shares on other non-routine, or “non-discretionary,” matters.
The election of directors (Proposal No. 1) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 2) are considered non-discretionary matters under applicable rules. Therefore, if your shares are held in “street name,” your bank, broker or other nominee cannot vote on these matters without voting instructions from you and your shares will be counted as “broker non-votes.” The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024 (Proposal No. 3) is considered a discretionary matter under applicable rules. Therefore, if your shares are held in “street name,” your bank, broker or other nominee may exercise discretionary authority to vote on this matter in the absence of voting instructions from you.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting virtually or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented virtually at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are “broker non-votes.”

Stockholder List
A complete list of registered stockholders will be available to stockholders of record for inspection at our offices at 11 Hurley St., Cambridge, Massachusetts 02141 for a period of ten days prior to the Annual Meeting. If you are unable to inspect this list in person, please contact our secretary by mail at Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Secretary, or by email at legal@editasmed.com to request such list. When making such request, please ensure that you have your Notice or proxy card available so that you can prove that you a registered stockholder.
Votes Required to Approve Proposals
To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote on the election of directors (Proposal No. 1). Votes that are withheld will not be included in the vote tally for Proposal No. 1 and will not affect the results of the vote. With respect to Proposal No. 1, you may vote for all nominees, vote for one or more nominees and withhold your vote for the other nominees, or withhold your vote from all nominees.
To approve, on an advisory basis, the compensation paid to our named executive officers (Proposal No. 2), the holders of a majority of the shares voted on the matter and voting “for” or “against” such proposal must vote FOR the proposal. Because this vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 3). If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your shares on Proposal 3. Although stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2024.
Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on any of the proposals.
Method of Counting Votes
Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast virtually during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.
Revoking a Proxy; Changing Your Vote
If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:
•by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;
•by voting online during the meeting; or
•by filing a written revocation with our corporate secretary.
If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other organization holding your account. If you own stock in “street name” as of the record date, you may virtually attend the meeting and vote your shares online during the meeting with your control number included on your voting instruction form.
Your virtual attendance at the Annual Meeting will not automatically revoke your proxy.

Questions at the Annual Meeting
If you wish to submit a question on the day of the Annual Meeting, beginning at 8:15 a.m. Eastern Time, on Thursday, May 30, 2024, you may log into, and ask a question on, the virtual meeting platform at www.virtualshareholdermeeting.com/EDIT2024. Our virtual Annual Meeting will be governed by our Rules of Conduct which will be posted in advance of the meeting at https://ir.editasmedicine.com/annual-meeting-materials. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.
Costs of Proxy Solicitation
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $17,000 plus customary costs and expenses for these services.
Voting Results
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF THREE CLASS II DIRECTORS
As of the date of this Proxy Statement, our Board consists of nine members, including a chair of the Board. In accordance with the terms of our restated certificate of incorporation and our amended and restated by-laws, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the Class I directors are Bernadette Connaughton, Elliott Levy, M.D., and Akshay K. Vaishnaw, M.D., Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2026;
•the Class II directors are Meeta Chatterjee, Ph.D., Andrew Hirsch, and Gilmore O’Neill, M.B., M.M.Sc., and their terms will expire at the Annual Meeting; and
•the Class III directors are Jessica Hopfield, Ph.D., Emma Reeve, and David T. Scadden, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2025.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our restated certificate of incorporation and our amended and restated by-laws provide that the authorized number of directors may be changed only by resolution of our Board. Our restated certificate of incorporation and amended and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.
Our Board has nominated Dr. Chatterjee, Mr. Hirsch, and Dr. O'Neill for election as Class II directors at the Annual Meeting. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our Board.
We believe that it is essential that our Board members represent diverse backgrounds and experiences, both personally and professionally. Our amended Corporate Governance Guidelines provide that director candidates should have broad experience and skills in areas important to the operation of our company, as well as diversity of age, gender, race, national origin, ethnicity, sexual orientation, and education. Accordingly, the charter of our Nominating and Corporate Governance Committee states that, in recommending directors, the committee shall seek director candidates that have such broad experience, skills and diversity. Currently, our Board includes four female directors and two directors from ethnic or racial minorities. See “—Board Skills & Experience and Demographic Mix” below for additional information. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge, and ability to assist our Board in fulfilling its responsibilities.
Our priority in selection of Board members is identification of members who will further the interests of our stockholders, and in this context, we consider a variety of attributes in selecting nominees to our Board, including:
•an understanding of, and experience in, the biotechnology and pharmaceutical industries, research and academic organizations and governmental regulatory agencies, and the scientific and legal landscapes in which such entities operate;
•an understanding of, and experience in, accounting oversight and governance, finance, and complex business transactions;
•leadership experience and significant accomplishments with public companies or other comparable organizations;
•the ability to contribute positively to the collaborative culture among our Board members;
•long-term reputation for the highest personal and professional integrity; and
•demonstrated contribution as a member of other boards of directors, and sufficient time and availability to devote to our affairs.

These factors and others are considered useful by our Board and are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time.
Certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole are described in the following paragraphs.

Nominees for Election as Class II Directors
Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as Class II directors at our Annual Meeting is set forth below.

Meeta Chatterjee, Ph.D. Age: 69 Director since 2020 Independent Director Committees: Audit
Dr. Chatterjee joined our Board in December 2020. Dr. Chatterjee has served as Chief Strategy Officer of Sun Pharmaceutical Industries Ltd., a private pharmaceutical company, since August 2023. Prior to this role, she was Senior Vice President of Global Business Development at Legend Biotech Corp., a public biopharmaceutical company, from March 2019 to November 2022. She previously served in increasing roles of responsibility at Merck Research Laboratories, a division of Merck & Co., Inc. (“Merck”), from 2007 to May 2018, including serving in its Business Development and Licensing group as Head of Strategy, Transactions and Operations from March 2017 to May 2018 and as Head of the group’s Office of Business Strategy and Operations from May 2014 to March 2017. Prior to joining Merck, Dr. Chatterjee held leadership roles in Discovery Research and in Licensing at Schering-Plough Research Institute and was Head of R&D Licensing at the time of Schering-Plough Corp.’s merger with Merck. She has served on the board of directors of Werewolf Therapeutics, Inc., a public biopharmaceutical company, since October 2021. Dr. Chatterjee holds a B.A. in Physics from Rutgers University and a Ph.D. in Physiology from Rutgers University. She completed her post-doctoral fellowship in the Department of Physiology at the University of Virginia School of Medicine.
Skills and Qualifications: We believe Dr. Chatterjee’s qualifications to sit on our Board include her broad strategic and operational experience in pharmaceutical research and development, licensing and strategic transactions.

Andrew Hirsch Age: 53 Director since 2017 Independent Director Committees: Audit, Compensation
Mr. Hirsch has served as a member of our Board since May 2017. Mr. Hirsch has served as a director and as the President of C4 Therapeutics, Inc., a public biopharmaceutical company, since September 2020 and as its Chief Executive Officer since October 2020. From September 2016 to September 2020, Mr. Hirsch served as Chief Financial Officer at Agios Pharmaceuticals, Inc. (“Agios”), a public biotechnology company, as well as head of its corporate development beginning March 2018. He served as President and Chief Executive Officer of BIND Therapeutics, Inc., a biotechnology company (“BIND”), from March 2015 until August 2016. Prior to being named President and Chief Executive Officer at BIND, Mr. Hirsch held several other leadership positions at BIND, including Chief Operating Officer from February 2014 to March 2015, and Chief Financial Officer from July 2012 to March 2015. In May 2016, BIND filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to joining BIND, Mr. Hirsch was Chief Financial Officer at Avila Therapeutics, Inc., a biotechnology company, from June 2011 until its acquisition by Celgene Corporation, a public biopharmaceutical company, in March 2012. From 2002 to 2011, Mr. Hirsch held roles of increasing responsibility at Biogen Inc., a public biotechnology company (“Biogen”), including vice president of Corporate Strategy and M&A. He holds an M.B.A. from the Tuck School at Dartmouth College and a B.A. in Economics from the University of Pennsylvania.
Skills and Qualifications: We believe Mr. Hirsch’s qualifications to sit on our Board include his strong business and financial background and experience as an executive at biopharmaceutical companies.

Gilmore O’Neill, M.B., M.M.Sc. Age: 59 Director since June 2022 President and Chief Executive Officer of Editas Medicine
Dr. O’Neill has served as our President and Chief Executive Officer and as a member of our Board since June 2022. Prior to joining Editas, Dr. O’Neill most recently served as Executive Vice President of R&D and Chief Medical Officer of Sarepta Therapeutics, Inc., a biopharmaceutical company, from June 2018 to November 2021. Prior to joining Sarepta, Dr. O’Neill held several leadership roles at Biogen over a 15-year period, most recently serving as Senior Vice President, Late Stage Clinical Development from November 2016 to June 2018. He has served on the board of directors of Unity Biotechnology, Inc., a public biopharmaceutical company, since December 2020, and served on the board of directors of Aptinyx, Inc., a public biopharmaceutical company, from October 2021 through April 2023. Dr. O’Neill is licensed to practice medicine in the state of Massachusetts. He received a Bachelor of Medicine degree from University College Dublin and a Master of Medical Sciences degree from Harvard University.
Skills and Qualifications: We believe Dr. O’Neill’s qualifications to sit on our Board include his more than 20 years of experience in genetic medicine, neurobiology, and clinical development, during which he has led several successful clinical programs and achieved marketing approval for several medicines.
Our Board recommends voting “FOR” the election of Meeta Chatterjee, Andrew Hirsch and Gilmore O'Neill as Class II directors, for a three-year term ending at the annual meeting of stockholders to be held in 2027.
Any properly submitted proxy will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our Board.
Directors Continuing in Office
Biographical information, including principal occupation and business experience during the last five years, for our current directors continuing in office after the Annual Meeting is set forth below.
Class III Directors (Term Expires at 2025 Annual Meeting)

Jessica Hopfield, Ph.D. Age: 59 Director since 2018 Independent Director Committees: Audit, Nominating and Corporate Governance (Chair), Science and Technology
Dr. Hopfield joined our Board in February 2018 and served as lead independent director from February 2021 to June 2023. Dr. Hopfield has served on the board of directors of Insulet Corporation, a public medical device company (“Insulet”) since July 2015 and as its lead independent director from August 2016 until January 2019, and on the board of directors of Maravai LifeSciences Holdings, Inc., a public diagnostic and reagent company, since November 2020. She previously served on the board of directors of Radius Health, Inc., a public biopharmaceutical company, from January 2019 until December 2020 and PhenomeX Inc. (formerly Berkeley Lights, Inc.), a public medical device company, from December 2021 until its acquisition in October 2023. Since 2010, Dr. Hopfield has been the principal at J Hopfield Consulting providing guidance and executive coaching to start-up technology firms. From 1995 to 2009, Dr. Hopfield was a Partner of McKinsey & Company in its global pharmaceuticals and medical devices practice where she served clients across pharmaceutical, biotechnology, medical device and consumer industries with a focus on strategy, R&D management, and marketing. Dr. Hopfield also previously held management positions at Merck Sharp & Dohme Corp. in clinical development, outcomes research, and marketing. Dr. Hopfield earned a B.S. from Yale College, an M.B.A. from Harvard Graduate School of Business Administration as a Baker Scholar, and a Ph.D. in Neuroscience/Biochemistry from The Rockefeller University. Dr. Hopfield is directorship certified by the National Association of Corporate Directors.

Skills and Qualifications: We believe that Dr. Hopfield’s executive and consulting experience in the healthcare, pharmaceutical, and medical device industries and her public company governance experience qualifies her to serve as a member of our Board.

Emma Reeve Age: 63 Director since 2021 Board Chair; Independent Director Committees: Audit (Chair), Nominating and Corporate Governance
Ms. Reeve joined our Board in September 2021 and has served as Chair since June 2023. Ms. Reeve served as Senior Vice President and Chief Financial Officer of Constellation Pharmaceuticals, Inc., a development-stage oncology company, from October 2017, and as its Treasurer from December 2020, until its acquisition in July 2021, and was its Secretary between December 2017 and September 2018. Prior to joining Constellation, Ms. Reeve served as Corporate Controller of Parexel International (“Parexel”), a life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim Chief Financial Officer and corporate controller of Parexel from July 2016 to May 2017. Previously, Ms. Reeve served as Head of Finance and Administration at Novartis Pharma Schweiz, a pharmaceutical company, and as Vice President, Global Head Business Planning and Analysis for Novartis Vaccines and Diagnostics, a division of Novartis. Prior to that, she served as the Chief Financial Officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol Myers Squibb Company. Ms. Reeve has served as a member of the boards of directors of Aadi Bioscience, Inc., a public biopharmaceutical company, since September 2021, and PTC Therapeutics, Inc., a public pharmaceutical company, since December 2018. Ms. Reeve received a B.Sc. in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales.
Skills and Qualifications: We believe Ms. Reeve is qualified to serve on our Board due to her significant financial and operational experience as an executive at biopharmaceutical companies.

David Scadden, M.D. Age: 71 Director since 2019 Independent Director Committees: Compensation, Science and Technology (Chair)
Dr. Scadden joined our Board in February 2019. Dr. Scadden is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine and the American Academy of Arts and Sciences and a Fellow of the American College of Physicians and the American Academy for the Advancement of Science. He is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute and Board of Directors of the International Society for Stem Cell Research. Dr. Scadden has served on the board of directors of Agios since May 2017 and previously served on the board of directors of Magenta Therapeutics, Inc., a public biotechnology company where he was a scientific founder, from November 2016 until its acquisition in September 2023. He also serves as a member of the board of directors of private biotechnology companies Lightning Biotherapeutics and Sonata Therapeutics. Dr. Scadden holds a B.A. in English from Bucknell University, an M.D. from Case Western Reserve University and holds honorary degrees, including an A.M. from Harvard Medical School, an Sc.D. from Bucknell University and an M.D. from Lund University in Sweden.
Skills and Qualifications: We believe Dr. Scadden is qualified to serve on our Board due to his scientific expertise in the fields of hematology and oncology.

Class I Directors (Term Expires at 2026 Annual Meeting)

Bernadette Connaughton Age: 65 Director since 2021 Independent Director Committees: Compensation (Chair), Nominating and Corporate Governance
Ms. Connaughton has served as a member of our Board since October 2021. Ms. Connaughton was previously employed by Bristol Myers Squibb Company, a multinational pharmaceutical company, in various roles from 1983 to 2017, most recently serving as President Intercontinental, including China, Latin America, Central and Eastern Europe and the Middle East. She has served on the board of directors of Halozyme Therapeutics, Inc., a public biotechnology company, since September 2018 and Zealand Pharma A/S, a public biotechnology company, since April 2019. She previously served on the board of directors of Syneos Health, Inc., a public contract research organization, from November 2019 until September 2023. She also serves on the Board of Trustees of the Boys and Girls Club of Mercer County, New Jersey, and is a mentor for the Healthcare Businesswomen’s Association and Women in Bio Boardroom Ready Program. She received a B.A. from Johns Hopkins University and an M.B.A. from The Wharton School, University of Pennsylvania.
Skills and Qualifications: We believe Ms. Connaughton is qualified to serve on our Board due to her more than 30 years of global strategic, commercial and biopharmaceutical industry expertise.

Elliott Levy, M.D. Age: 65 Director since April 2023 Independent Director Committees: Audit, Science and Technology
Dr. Levy has served as a member of our Board since April 2023. Dr. Levy is currently a Venture Partner at 5AM Venture Management, LLC, a venture capital firm, which he joined in April 2022. He was previously employed at Amgen, Inc., a public biopharmaceutical company, where he served as Senior Vice President of Research and Development from June 2020 to May 2021 and as Senior Vice President of Global Development from September 2014 to June 2020. He has served on the boards of directors of Omega Therapeutics, Inc., a public biotechnology company, since March 2021 and NuCana plc, a public biotechnology company, since November 2021, and is a co-founder and former chief executive officer of Intrepid Alliance, an industry-led non-profit consortium whose objective is to accelerate the development of small molecule therapeutics for potential viral pandemic agents. Dr. Levy received a B.A. in History from Yale College and an M.D. from the Yale School of Medicine.
Skills and Qualifications: We believe Dr. Levy is qualified to serve on our Board due to his extensive experience in clinical development and regulatory approval of investigational medicines in the biopharmaceutical industry.

Akshay Vaishnaw, M.D., Ph.D. Age: 61 Director since 2016 Independent Director Committees: Compensation, Science and Technology
Dr. Vaishnaw has served as a member of our Board since July 2016. Dr. Vaishnaw currently serves as Chief Innovation Officer of Alnylam Pharmaceuticals, Inc. (“Alnylam”), a public company developing RNA-based therapies, and as a Venture Partner at Atlas Venture, a venture capital firm. Dr. Vaishnaw joined Alnylam in 2006 as Vice President, Clinical Research and has then subsequently served in various research and development roles with increasing responsibility. He became President of Research and Development in March 2018 and served as President of Alnylam from January 2022 until October 2023. Dr. Vaishnaw has served on the board of directors of Scholar Rock, Inc., a public biopharmaceutical company, since May 2019. Dr. Vaishnaw is a Fellow of the Royal College of Physicians, United Kingdom. He received an M.D. from University of Wales College of Medicine and a Ph.D. from the University of London.

Skills and Qualifications: We believe Dr. Vaishnaw’s qualifications to sit on our Board include his strong medical background and experience as an executive at biopharmaceutical companies.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.
Executive Officers Who Are Not Directors
Executive officers are chosen by and serve at the discretion of the Board of Directors. Set forth below are the names and ages of our executive officers as of the date of this Proxy Statement, as well as biographical information for all but Gilmore O’Neill, our President and Chief Executive Officer. For Dr. O’Neill’s biographical information, please see page 12.

Linda C. Burkly, Ph.D. Age: 67 Executive Vice President and Chief Scientific Officer Joined Editas in July 2023
Dr. Burkly has served as our Chief Scientific Officer since July 2023. Prior to joining us, Dr. Burkly held positions of increasing responsibility over a 37-year tenure at Biogen, where she most recently served as Vice President and Senior Distinguished Investigator from 2014 to 2022. Dr. Burkly earned a B.S. in biology from Fairfield University and a Ph.D. in immunology from Tufts University Graduate School of Biomedical Science. She completed a postdoctoral fellowship in the laboratory of Richard A. Flavell, Biogen Research Corp.

Erick Lucera Age: 56 Executive Vice President and Chief Financial Officer Joined Editas in May 2023
Mr. Lucera has served as our Chief Financial Officer since May 2023. He previously served as Chief Financial Officer of AVEO Pharmaceuticals, Inc., a commercial-stage biopharmaceutical company, from January 2020 until its acquisition by LG Chem, Ltd. in March 2023. From August 2016 to January 2020, Mr. Lucera served as Chief Financial Officer of Valeritas Holdings, Inc. (“Valeritas”), a commercial-stage medical technology company. In February 2020, Valeritas filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Mr. Lucera has served on the boards of directors of Beyond Air, Inc., a public commercial-stage medical device and biopharmaceutical company, since August 2017 and SAB Biotherapeutics, Inc., a public clinical-stage biopharmaceutical company, since April 2023. He previously served on the board of directors of Bone Biologics Corporation, a public medical device company, from October 2021 until December 2023. Mr. Lucera holds a C.P.H. from Harvard University, an M.S. in finance from Boston College, an MBA from Indiana University, Bloomington, and a B.S. in accounting from the University of Delaware. Mr. Lucera currently holds a CFA designation.

Baisong Mei, M.D., Ph.D. Age: 60 Executive Vice President and Chief Medical Officer Joined Editas in 2022
Dr. Mei has served as our Chief Medical Officer since July 2022. Prior to joining us, he served as Senior Global Project Head in Rare Diseases and Rare Blood Disorders at Sanofi S.A., a public pharmaceutical and healthcare company, from

January 2017 until July 2022. From April 2010 to January 2017, Dr. Mei was employed by Biogen, most recently serving as Therapeutic Area Head, Hematology. Dr. Mei earned a Ph.D. from The University of Toledo in Ohio and received his medical education at Bengbu Medical College and Wuhan University School of Medicine in China. He held postdoctoral fellowships at the University of California San Francisco and the University of California Berkeley.

CORPORATE GOVERNANCE
Stockholder Engagement
We believe part of effective corporate governance includes active engagement with our stockholders. We value the views of our stockholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as our business strategy, status of our programs, our executive compensation program and general corporate governance topics. We strive for a collaborative approach and value the variety of perspectives we receive, which deepens our understanding of stakeholder interests and motivations and fosters a mutual understanding of governance priorities. Our discussions with our investors have been productive and informative, and have provided valuable feedback to our executive management team and our Board to help ensure that our decisions are aligned with stockholder objectives. We remain committed to investing time with our stockholders to increase transparency and better understand our stockholder base and their perspectives. The typical outreach participants and methods are shown below.
During the second half of 2023, we solicited feedback from institutional investors representing approximately 50% of our outstanding shares to seek input on a variety of corporate governance and other issues that may impact our business. Please see below for highlights from the governance feedback received.

Topic	What We Heard	Our Response
Board Skills and Leadership	Stockholders wanted additional information regarding our decision to appoint Emma Reeve as Board chair in June 2023 and the addition of Dr. Levy to the Board in April 2023.
In June 2023, we appointed Emma Reeve, an independent director, as our new Board chair. Ms. Reeve is an accomplished executive with more than 25 years of global financial and operational experience across pharmaceutical, medical device, and biopharmaceutical companies. We believe this experience, together with her in-depth understanding of our business strategies and day-to-day operations, makes her well suited to lead the Board as we continue to execute on our corporate strategy.

We periodically review our Board to ensure its members have broad experience and skills in areas important to our operation. In April 2023, we strengthened our Board with the addition of Elliott Levy, M.D. Dr. Levy is an accomplished drug development executive with more than 20 years of global research and development expertise. We believe his significant experience and expertise will help us accelerate reni-cel toward commercialization and contribute to the development of our in vivo pipeline.

Topic	What We Heard	Our Response
Overboarding Policy	Stockholders appreciated our adoption in 2023 of a formal policy limiting the number of public company boards on which our directors can serve and asked about the rationale for the specified limits.
We believe that the experience gained by our directors from serving on other boards provides them with valuable insights that can strengthen our Board’s discussions. However, our Board also strongly believes that each director should have sufficient time and attention to devote to Board duties and to otherwise fulfill the responsibilities required of directors.
Accordingly, in developing the limits provided by our policy, we reviewed the voting guidelines of several institutional stockholders and of proxy advisory firms and engaged with certain of our large stockholders. We further consulted with external advisors to determine the practice amongst companies of similar size and scope.
Based on this guidance, our Board determined that the limits it created were appropriate. In adopting the policy, the Board recognized the unique roles of Board Chair and any lead independent director, but did not believe that a lower limit on public company directorships for these roles was warranted at this time. Our Nominating and Corporate Governance Committee, together with the Board, continue to periodically review the external commitments of our directors to ensure that the policy is effective.

2023 Annual Meeting Results	Stockholders wanted to understand what may have impacted the results for one nominee to our Board in 2023.
In reviewing the results of our 2023 Annual Stockholder Meeting, we determined that the results for one nominee to our Board may have been negatively impacted by concerns regarding certain anti-takeover provisions in our governing documents (including our classified board structure and supermajority voting requirements to amend our governing documents), which we are aware are disfavored by proxy advisory firms and some institutional investors.
In connection with our annual governance review, these results were discussed with our Nominating and Corporate Governance Committee. Following review, the committee determined that our company and its stockholders continue to be best served by maintaining the current classified board structure, stockholder voting standards, and other corporate defensive measures, which are common among our peer group.
We remain committed to evaluating these measures on an annual basis to ensure that our governance strategy appropriately evolves as we mature and grow and continues to best serve our stockholders.

The Nominating and Corporate Governance Committee and our Board are committed to regularly considering the above and other governance and related matters raised by our stockholders and other stakeholders during our engagements to determine what further actions, if any, should be taken in the best interest of our company and its stockholders.
We intend to continue our stockholder outreach following the filing of this Proxy Statement with the SEC, to seek support for our annual meeting proposals and to solicit additional feedback regarding governance, compensation and other matters of importance to our stockholders. We view this outreach effort as a valuable opportunity to discuss measures that are important to our stockholders. We also intend to continue our stockholder engagement efforts following the Annual Meeting regardless of the vote results on the proposals included herein.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate directors.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our Board. The qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board are as follows:
•Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
•Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.
•Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our Board and its committees.
•Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.
•Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.
•Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. Nominees should have broad experience and skills in areas important to the operation of our company, as well as diversity of age, gender, race, national origin, ethnicity, sexual orientation, and education.
•Nominees should normally be able to serve for at least five years before reaching the age of 75.
The Nominating and Corporate Governance Committee may use a third-party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. During 2022, the Nominating and Corporate Governance Committee engaged a third-party search firm to identify appropriate director candidates for our Board and such firm identified Elliott Levy, M.D., who was appointed to our Board in April 2023.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the Nominating and Corporate Governance Committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below under the heading “Stockholder Proposals.” Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.
Director Independence
Under Nasdaq Listing Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee and compensation committee members must also satisfy independence criteria under applicable SEC rules. Under Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of applicable SEC rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of applicable SEC rules, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our Board has reviewed the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of Drs. Chatterjee, Hopfield, Levy, Scadden and Vaishnaw, Mr. Hirsch and Msses. Connaughton and Reeve is an “independent director” as defined under Nasdaq Listing Rules. Our Board has also determined that Ms. Reeve, Mr. Hirsch and Drs. Chatterjee, Hopfield and Levy, who comprise the Audit Committee of our Board, and Ms. Connaughton, Drs. Scadden and Vaishnaw and Mr. Hirsch, who comprise the Organization, Leadership and Compensation Committee of our Board (the “Compensation Committee”), satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Skills & Experience and Demographic Mix
Our commitment to diversity and inclusion is demonstrated by the composition of our Board, which includes four women and two individuals from ethnic or racial minorities as of the date of this Proxy Statement. The following table and charts provide information regarding our nominees for director and our existing directors as of the date of this Proxy Statement:

Skills and Experience	**Meeta Chatterjee**	**Bernadette Connaughton**	**Andrew Hirsch**	**Jessica Hopfield**	**Elliott Levy**	**Gilmore O' Neill**	**Emma Reeve**	**David Scadden**	**Akshay Vaishnaw**
Executive Leadership	●	●	●		●	●	●		●
Industry Knowledge	●	●	●	●	●	●	●	●	●
Research & Development Experience	●		●	●	●	●		●	●
Audit & Financial Expertise			●	●			●		
Public Company Governance	●	●	●	●	●	●	●	●	●
Strategy/Business Development	●		●	●		●			
Commitment to Company Values and Goals	●	●	●	●	●	●	●	●	●
Tenure and Independence									
Tenure (years)(rounded)	3	2	7	6	1	2	3	5	8
Independent	●	●	●	●	●		●	●	●
Demographics									
Age	69	65	53	59	65	59	63	71	61
Gender Identity	F	F	M	F	M	M	F	M	M
African American or Black									
Alaskan Native or American Indian									
Asian	●								●
Hispanic or Latinx									
Native Hawaiian or Pacific Islander									
White		●	●	●	●	●	●	●	
Two or More Races or Ethnicities									
LGBTQ+									
Number of Other Public Boards	**1**	**2**	**1**	**2**	**2**	**1**	**2**	**1**	**1**

Our Board Diversity Matrix as of April 18, 2023 can be found in the proxy statement for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 18, 2023.
The diverse composition of the Board provides a balance of perspectives that contribute to the Board’s effectiveness in overseeing our business and strategy. We believe that our current directors, individually and as a group, have the necessary experience, knowledge and abilities to set our strategic objectives and oversee the company as we implement our strategy.

Experience, Competencies & Skills	Director Qualifications for Possessing the Skill	Directors with this Skill
Executive Leadership
Experience serving as a public company chief executive officer or in other senior leadership roles hones skills in core management areas - such as strategic planning, financial reporting, compliance, risk management and leadership development.

Industry Knowledge	Experience as a senior leader or director in relevant industries such as biotechnology, pharmaceuticals, or medical devices provides a deep understanding of our business strategy and operations.
Research & Development Experience
Directors with backgrounds in academia, science and technology, and, in particular, the research and development of genomic medicines, will better enable us to develop a robust pipeline of medicines for people living with serious diseases around the world.

Audit & Financial Expertise
Experience in senior finance, capital markets and financial reporting roles enables our directors to effectively monitor and assess our operating and strategic performance and capital allocation approach, and ensure accurate financial reporting and robust controls.

Public Company Governance
Public company board experience provides insight into new and alternative practices which informs our commitment to excellence in corporate governance and helps ensure that the Board is functioning as an effective and cohesive oversight body with independent perspectives.

Strategy/Business Development
Experience in senior strategic and business development roles helps inform our strategy with respect to in-licensing complementary technologies, developing partnerships, and monetizing our intellectual property portfolio.

Commitment to Company Values and Goals	Commitment to our company and its values and goals strengthens the contributions of directors to our company and its prospects for success.
(1)“Diverse” reflects the combined number of directors who identify as female and/or being from a racial or ethnic minority.

Board Committees
Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee and may from time to time form such other committees that the Board deems necessary. Each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee is posted on the corporate governance section of the “Investors” section on our website, which is located at http://www.editasmedicine.com.
Audit Committee
The members of the Audit Committee are Meeta Chatterjee, Andrew Hirsch, Jessica Hopfield, Elliott Levy, and Emma Reeve. Ms. Reeve is the chair of the Audit Committee. Our Board has determined that each of Ms. Reeve and Mr. Hirsch is an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, our Board has considered each of Ms. Reeve’s and Mr. Hirsch’s formal education and the nature and scope of his or her experience as described above. The Audit Committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. The Audit Committee met 11 times during the year ended December 31, 2023. The Audit Committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of the registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;
•discussing, evaluating, and reporting to the Board our major risk exposures, including financial risks, information technology, cybersecurity and data privacy risks, and health information and legal and compliance risks;
•establishing procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, our independent registered public accounting firm, and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the Audit Committee report required by SEC rules.
All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by the Audit Committee.
Organization, Leadership and Compensation Committee
The members of the Compensation Committee are Bernadette Connaughton, Andrew Hirsch, David Scadden, and Akshay Vaishnaw. Ms. Connaughton is the chair of the Compensation Committee. The Compensation Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and other members of senior management. The Compensation Committee met eight times during the year ended December 31, 2023. The Compensation Committee’s responsibilities include:
•reviewing and making recommendations to our Board with respect to the compensation of our chief executive officer;
•reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers and senior management;
•overseeing the evaluation and leadership development of our senior executives, including reviewing development, retention and succession plans for such senior executives, excluding succession planning for our chief executive officer;

•assessing, monitoring and making recommendations to our Board with respect to our organizational health, leadership development programs and processes designed to attract, motivate, develop and retain employees;
•reviewing and making recommendations to our Board with respect to our incentive compensation and equity-based compensation plans;
•overseeing and administering our equity-based plans;
•reviewing and making recommendations to our Board with respect to director compensation;
•reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure;
•preparing the compensation committee report required by SEC rules, which is included in this Proxy Statement; and
•overseeing the administration and interpretation of our compensation recovery policies.
The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the compensation for such officer or any immediate family member of such officer. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities, and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants, and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Historically, the Compensation Committee reviews all compensation components including base salary, bonus, benefits and equity incentives, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation to the Board on the compensation of our chief executive officer. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to our Board regarding the compensation of non-employee directors and has the authority to administer our equity-based plans.
Under its charter, the Compensation Committee may from time to time delegate authority to subcommittees as it deems appropriate.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Jessica Hopfield, Bernadette Connaughton and Emma Reeve. Dr. Hopfield is the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2023. The Nominating and Corporate Governance Committee’s responsibilities include:
•identifying individuals qualified to become members of our Board;
•recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•developing and recommending to our Board corporate governance principles;
•overseeing succession planning for our chief executive officer;
•overseeing periodic evaluations of our Board; and
•generally overseeing significant environmental, social and governance matters applicable to our company.
The Nominating and Corporate Governance Committee oversees an annual self-evaluation process of our Board and its committees, including an assessment of the contributions of individual directors. At the conclusion of this process, the Nominating and Corporate Governance Committee determines what actions, if any, to present to the Board and the other committees to further enhance the performance and effectiveness of the Board, its committees and individual directors. As appropriate, this process results in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and its committees.

Science and Technology Committee
The members of the Science and Technology Committee are Jessica Hopfield, Elliott Levy, David Scadden, and Akshay Vaishnaw. Dr. Scadden is the chair of the Science and Technology Committee. The Science and Technology Committee met five times during the year ended December 31, 2023. Our Science and Technology Committee’s responsibilities include:
•assisting our Board’s oversight of our research and development activities and advising the Board with respect to strategic scientific issues;
•reviewing, evaluating, and advising our Board and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development program;
•advising our Board and management on the scientific aspects of business development transactions;
•regularly reviewing our research and development pipeline;
•discussing, evaluating and reporting to the Board regarding our major scientific and technological risk exposures; and
•reviewing such other topics as delegated to the Science and Technology Committee from time to time by our Board.
Board and Committee Meetings Attendance
The full Board met 13 times during 2023. During 2023, each member of the Board attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage all of our directors to attend. All members of our Board, other than Dr. Vaishnaw, attended our 2023 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted under the heading “Corporate Governance” on the Investors & Media section of our website, which is located at http://www.editasmedicine.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:
•our Board’s principal responsibility is to oversee the management of our company;
•except as required by Nasdaq rules, a majority of the members of our Board must be independent directors;
•the independent directors meet in executive session at least twice a year;
•directors have full and free access to management and, as necessary, independent advisors; and
•the Nominating and Corporate Governance Committee will oversee periodic self-evaluations of the Board to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investors & Media section of our website, which is located at http://www.editasmedicine.com.

Board Refreshment and Succession Planning
The Nominating and Corporate Governance Committee is responsible for ensuring that our Board is comprised of highly qualified directors that have broad experience and skills in areas important to our operation, as well as diversity of age, gender, race, national origin, ethnicity, sexual orientation, and education, to ensure the creation of long-term stockholder value. The committee seeks to ensure that our Board as a whole possesses the mix of skills and experiences to provide effective oversight and guidance to management to execute on our long-term strategy. The Nominating and Corporate Governance Committee’s refreshment philosophy prioritizes skills that it considers important and desirable based on our current needs and business priorities. For this reason, our current Board consists of members with a variety of skills, including scientific, financial, business development, and management, gained from their professional backgrounds and their service on other boards.
The Nominating and Corporate Governance Committee believes it is desirable to maintain a mix of longer-tenured, experienced directors who have developed enhanced knowledge and understanding of, and valuable insight into, our company and operations and newer directors with fresh perspectives. Of our eight independent directors, four (Drs. Chatterjee and Levy and Msses. Connaughton and Reeve) have joined the Board since the beginning of 2020. To ensure a robust approach to director suitability, evaluation, and refreshment, our corporate governance guidelines provide refreshment mechanisms that include the following:
•a formal annual Board and committee self-evaluation, as discussed further below;
•a requirement to offer to tender resignation upon a material change in principal employment;
•a policy that limits non-executive director service to no more than four public boards (including Editas) and requires notification prior to appointment to another public company board; and
•a requirement that any director who reaches the age of 75 while serving as a director must retire from the Board effective at the end of his or her term.
The most recent addition to our Board was Dr. Levy, who was elected as a member of the Board in 2023. Dr. Levy is an accomplished biopharmaceutical executive with more than 20 years of global research and development expertise, including leading clinical strategy and development for multiple programs at all stages of development at global biopharmaceutical companies, including Amgen Inc. and Bristol Myers Squibb Co. We believe his significant experience and expertise will be an asset to our drug development efforts as we work to develop and commercialize transformative gene editing medicines.
Board and Committee Evaluation Process
The self-evaluation process is an effective tool in ensuring sound corporate governance practices, which are important to the success of our business and in advancing stockholder interests. The Nominating and Corporate Governance Committee oversees an annual self-evaluation by the Board and each of its committees of their performance to ensure effective functioning and to identify opportunities for improvement. This annual evaluation includes an assessment of the individual contributions of each director.
As part of the self-evaluation process, directors complete a comprehensive questionnaire, which asks them to consider various topics related to Board and committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, materials, and discussion topics. From time to time, the Nominating and Corporate Governance Committee may include as part of the process interviews with directors, conducted either by the committee chair or by third parties. Each committee, including the Board as a whole, then reviews and assesses the responses in executive session, with each committee presenting its findings and recommendations to the Board. The results of the evaluations are then discussed by the Board, with a view toward taking action to address any issues presented. Results requiring additional consideration are addressed at subsequent Board and committee meetings, where appropriate. While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round, both with other directors and with management. The self-evaluation process provides valuable insight regarding areas of effectiveness and opportunities for improvement.

Director Commitments Policy
Our Nominating and Corporate Governance Committee reviews each director’s external time commitments not less than quarterly and, as required by our corporate governance guidelines, takes into account the nature of, including any public company board leadership positions, and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making recommendations to the Board. In addition, our corporate governance guidelines provide that existing directors should advise the Board chair and the chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. The Nominating and Corporate Governance Committee reviews such requests and has the discretion as to whether to approve or disapprove such directorship.
In March 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board amended our corporate governance guidelines to establish a formal policy limiting the number of director external commitments. Pursuant to the amended guidelines:
i.no director who serves as an executive officer of any public company (including Editas) should serve on the boards of more than two public companies (including Editas);
ii.no non-employee director should serve on the boards of more than four public companies (including Editas); and
iii.no director who serves as non-executive Chair of the Board or as lead independent director should serve on the boards of more than four public companies (including Editas), in each case unless the Nominating and Corporate Governance Committee determines that such service would not impair the ability of such director to effectively serve on the Board. As of the date of this Proxy Statement, all directors are in compliance with this policy.
Board Leadership Structure and Board’s Role in Risk Oversight
Board Leadership Structure
Our corporate governance guidelines provide the Board with flexibility to select the leadership structure that the Board believes is most appropriate given the specific characteristics or circumstances of our company at the time. The Board periodically considers its structure and leadership, in particular whether the roles of chief executive officer and chair of the Board should be combined or separated. At this time, the roles of chief executive officer and chair of the Board are separate. We believe that, generally, separating the chief executive and chair roles is a strong governance practice and contributes to the Board’s independence from management, while allowing the chief executive officer to focus primarily on our business, strategy and operations. The Board evaluates our Board leadership structure from time to time and may recommend or implement further alterations of this structure in the future.
In June 2023, our Board appointed Emma Reeve, an independent director under applicable Nasdaq rules, as chair of the Board. Ms. Reeve has significant financial and operational experience as a former executive at biopharmaceutical companies and an in-depth understanding of our business strategies and day-to-day operations, which makes her well suited to set the agenda and lead the discussions at Board meetings as the chair. Ms. Reeve’s duties as chair include determining the frequency and length of board meetings, recommending when special meetings of the Board should be held, preparing or approving the agenda for each Board meeting, chairing meetings of our independent directors, meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee of the Board, facilitating communications between management and the Board, and assisting with other corporate governance matters. In addition, our chief executive officer, Dr. O’Neill, also serves on our Board. The Board believes that Dr.

O’Neill’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experience and knowledge of the day-to-day management of all aspects of our operations. This also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board’s ability to make informed decisions on critical issues facing our company.
Of the nine directors on our Board, eight directors are independent under applicable Nasdaq corporate governance rules. The Board believes that this establishes a strong independent board that provides effective oversight of the company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions without the presence of Dr. O’Neill or any other members of management.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our 2023 Annual Report and in the other reports we file with the SEC from time to time. Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks. Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our Board and its committees oversee the risk management activities of management. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company, including those related to any potential security breaches. The Audit Committee oversees risk management activities related to financial controls, legal and compliance risks and cybersecurity risks. As part of this oversight, the Audit Committee receives regular reports from management on such risks at its regularly scheduled meetings and the actions management has taken to limit, monitor or control such exposures. The Audit Committee also meets with members of our information technology department, including our Head of Information Security, not less than twice per year to assess information security risks (including cybersecurity risks) and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in our business. The Audit Committee also meets privately with representatives from our independent registered public accounting firm as part of its oversight of our risk management. The Compensation Committee oversees risk management activities relating to our compensation policies and practices, our organizational health and succession planning for the members of our senior management. The Nominating and Corporate Governance Committee oversees risk management activities relating to our Board’s composition and succession planning for our chief executive officer. The Science and Technology Committee oversees risk management activities relating to our research and development pipeline. In addition, members of our senior management team attend our quarterly Board meetings and are available to address any questions or concerns raised by the Board on risk management and any other matters. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.
Commitment to Corporate Responsibility
At Editas, our mission is to translate the power and potential of the clustered regularly interspaced short palindromic repeats (“CRISPR”)/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. We believe that delivering on this mission over the long term requires an understanding of the importance of corporate citizenship, including environmental, social and governance considerations, and the meaningful difference it can have on our patients, our employees and the communities in which we live and work.
Our Patients
For us, the patient is—and must be—at the center of everything we do. We are acutely aware that gene editing represents a fast-moving, potentially disruptive technology that evokes both excitement and curiosity. We believe it is critical to be transparent about our science and engage responsibly with the patient communities we seek to help. In doing so, we commit to:
Engage regularly—seek out opportunities to learn from the communities we aim to create a treatment option for, and continue to bring their voices into decision making and drug development planning.
Listen actively—health and treatment is deeply personal, and there are similarities and differences across diseases, and among individuals affected by the same disease. It is critical that we listen and understand diverse perspectives.
Engage authentically—we are optimistic about the promise of gene editing, yet there is still much to be learned. Through transparent communication about our company and our approach to developing medicines, we hope to ensure the expectations we set are realistic.

As part of our commitment to our patient community, we regularly partner with leading patient groups and other organizations that promote scientific and medical advancements, patient care, and new payment models allowing patients to access life-saving therapies. Our medical affairs and patient advocacy team help support clinical communications and proactively engage with the patient community.
Further, we recognize that people of color and certain marginalized groups experience many diseases at higher rates than the general population, and that inequalities in our current healthcare system contribute to gaps in health insurance coverage, uneven access to services, and poorer health outcomes among these populations. As we continue to evolve and expand, our ability to address these health disparities grows as well. Patients are the reason our company exists, and as we execute on our mission to translate the promise of gene editing into a broad class of differentiated, transformational medicines for previously untreatable diseases, we also endeavor to expand patient access and thereby help ameliorate the inequalities facing patients that have less access to healthcare.
Our Employees
Diversity and Inclusion
We strongly believe that our greatest strength comes from the people who make up our team. Each employee brings diverse perspectives, backgrounds, and thinking styles, and we champion belonging, inclusivity, diversity, and equity (“BIDE”), to cultivate a culture where every individual feels valued and included. Our commitment to embracing and celebrating our differences fuels our drive to excel in scientific innovation, allowing us to harness the power of gene editing to seek to develop groundbreaking and life-changing therapies for people living with serious diseases with the greatest unmet needs.
We are committed to preserving and further cultivating our diverse and inclusive workforce, including in our senior management team, to ensure an environment where employees feel empowered to achieve their fullest potential. As of December 31, 2023, approximately 53% of our full-time employees were women and 48% of our senior management (director level and above) were women. As of December 31, 2023, approximately 57% of our full-time employees identify as being from racial or ethnic minorities and 53% of our senior management identify as being from racial or ethnic minorities.
In furtherance of our efforts to strengthen our corporate culture, in 2023 we created a team of employees from varying levels across all functions of our organization to review and develop executable plans for the continued progress of our cultural mission. This team, referred to as the BIDE team, conducted an extensive review of corporate culture best practices, participated in cross-industry discussions, and engaged with our employees, including through surveys and focus group interviews, to develop a set of recommendations to support our commitment to belonging, inclusion, diversity, and equity. These recommendations, which we have begun implementing, include the establishment of a BIDE Council to oversee our cultural development efforts, the launch of a BIDE campaign to facilitate related communications, the development of related training and education programs, and the formalization of internal metrics and benchmarking to ensure we are achieving our cultural goals.
Recruitment, Retention and Development
Successful execution of our strategy is dependent on attracting, retaining and motivating a diverse team of highly skilled employees at all levels. We believe a key component of recruiting, retaining and motivating our employees is our total compensation package. For this reason, we provide employees with competitive compensation, including market-competitive salary and equity awards, along with competitive benefits packages, including medical, dental, vision and life insurance, an employee stock purchase plan, flexible spending accounts, short- and long-term disability and matching contributions to a 401(k) tax-deferred savings plan. We also provide annual cash incentive bonus opportunities that are tied to both company performance and individual performance to foster a pay-for-performance culture. We regularly benchmark these total rewards against our industry peers to ensure we remain competitive and attractive to potential new hires.
We believe that continued learning and development, training and other resources are also an essential part of retaining our employees and creating a culture of learning and leadership. We encourage our employees to participate and take advantage of a variety of learning and development resources, including online skills courses, professional development events, and external training programs based on individual needs. We have also implemented formal coaching and mentoring programs, which enable employees to connect with, and learn and develop from, individuals across our company.

Communication and Engagement
We recognize that our employees perform best when they know how their work contributes to our overall strategy. To achieve this, we emphasize open and direct communication through the use of a variety of channels, including quarterly all-company business updates from the senior management team, fireside chats with new members of the board of directors and our executive management team, open forums and company-wide written communications, and postings on our company intranet.
In addition, we periodically conduct employee surveys to gauge employee engagement and solicit feedback, and enhance our understanding of the views of our employees, work environment and culture. The results from engagement surveys are used to implement programs and processes designed to enhance employee engagement and improve the employee experience.
Health, Wellness and Safety
Employee safety and well-being is of paramount importance to us. In addition to traditional benefits such as healthcare, flexible time off, paid parental leave, and retirement benefits, we offer a variety of benefits and resources to support employees’ physical and mental health, including a lifestyle spending allowance that employees may allocate to certain wellness programs and a third-party employee assistance program, which help us both attract talent and help to realize a healthier workforce.
Our Community
Community Involvement
Through both corporate initiatives and individual contributions of our employees, we seek to make a difference in our communities. These initiatives promote employee volunteerism to serve and fundraise for a wide variety of community causes, including toy drives for children in need, collections for individuals facing clothing or hygiene insecurity, and educational initiatives.
In 2023, our INSPIRITAS program, an engagement-focused, employee-led committee that works to organize and promote social and community initiatives, anchored numerous philanthropic, wellness, patient advocacy, and diversity efforts. INSPIRITAS continues its mission in bringing together our employees to engage and support local and broader community causes.
Environment
We are a clinical stage biotechnology company, and as such currently have a small ecological footprint. However, we recognize the importance of limiting our environmental impact and operating our business in a sustainable manner. We are committed to reducing, reusing and recycling where possible, and utilizing energy efficient facilities and equipment to lower our energy use within our office areas and laboratories. To reduce pollution and avoid traffic congestion, we provide transportation benefits to our employees to encourage the use of non-automobile-based transportation, such as public transportation, cycling, and walking. In addition, we have on-site recycling programs in all our locations.
Further, we seek to use facilities and electrical equipment that are specifically designed for optimal performance and sustainability. We believe lower energy usage is not only beneficial to our stockholders, but the environment as well. Our state-of-the-art wastewater control system also helps improve energy efficiency through modern fixtures, mechanical and laboratory equipment, and water recycling and monitoring systems.
Communication with Our Directors
Any interested party with concerns about our company may report such concerns to our Board by submitting a written communication to the attention of our corporate secretary or the chair of the Board at the following address:
c/o Editas Medicine, Inc.
11 Hurley Street
Cambridge, Massachusetts 02141
United States
You may submit your concern anonymously or confidentially by mail. You may also indicate whether you are a stockholder, supplier, or other interested party.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the Board (if one is appointed and is an independent director), the lead independent director (if one is appointed) or otherwise the chair of the Nominating and Corporate Governance Committee, subject to the advice and assistance of counsel, consider to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the principles underlying our policies and decisions with respect to all material elements of the compensation of our named executive officers.
Our named executive officers for the fiscal year ended December 31, 2023, were:
•Gilmore O’Neill, M.B., M.M.Sc., our president and chief executive officer;
•Erick Lucera, who was appointed our executive vice president and chief financial officer on May 17, 2023;
•Linda C. Burkly, Ph.D. who was appointed our executive vice president and chief scientific officer on July 24, 2023;
•Baisong Mei, M.D., Ph.D., who was appointed our executive vice president and chief medical officer effective April 14, 2024, and previously served as our senior vice president and chief medical officer;
•Michelle Robertson, our former executive vice president and chief financial officer, who separated from our company on August 16, 2023; and
•Bruce Eaton, Ph.D., our former executive vice president, chief business officer and chief technology officer, who separated from our company on January 2, 2024.

Editas Background and Select Business Highlights
We are a clinical stage genome editing company dedicated to developing potentially transformative genomic medicines to treat a broad range of serious diseases. The promise of genomic medicines is supported by the advancing knowledge of the human genome and by harnessing the progress in technologies for cell therapy, gene therapy, and, most recently, gene editing. We believe this progress sets the stage for us to create medicines with the potential to have a durable benefit for patients. Our core capability in gene editing uses the technology known as CRISPR to allow us to create molecules that efficiently and specifically edit DNA. Our mission is to translate the promise of gene editing into a broad class of differentiated, transformational medicines for previously untreatable diseases.
The year 2023 was a pivotal year in our history as we launched and executed our new corporate strategy focused on three pillars, built a new leadership team, and achieved multiple milestones to drive our transformation into a commercial therapeutics company. Our vision is to become a leader in in vivo programmable gene editing, and 2023 was a year in which we executed on objectives towards this vision. Highlights from 2023 and early 2024 for our business include:

Ex Vivo Hemoglobinopathies
•We accelerated the development of our lead program, reni-cel, including:
◦achieved alignment with the FDA that our RUBY clinical trial of reni-cel for SCD is now considered the single Phase 1/2/3 trial to support biologics license application filing;
◦exceeded our enrollment goal of 20 patients in the RUBY trial by year-end 2023;
◦provided clinical data updates in June 2023 and December 2023 from both the RUBY trial and our Phase 1/2 EdiTHAL clinical trial of reni-cel for the treatment of TDT; and
◦initiated enrollment in the adolescent cohort of the RUBY trial.

In Vivo Medicines
•We strengthened our in vivo discovery capabilities and organization, including:
◦hired a new Chief Scientific Officer, Linda C. Burkly, who brings three decades of experience in successfully inventing, developing, and moving new human medicines forward;
◦began lead discovery work on in vivo therapeutic targets in hematopoietic stem cells (“HSC”) and other tissues; and
◦announced our intent to establish in vivo pre-clinical proof of concept for an undisclosed indication in 2024.

Business Development
•We increased our business development activities and monetized our intellectual property, leveraging our robust intellectual property portfolio, including:
◦granted Vertex a non-exclusive license to our Cas9 gene editing technology for ex vivo gene editing medicines targeting the BCL11A gene in the fields of sickle cell disease and beta thalassemia;
◦entered into a license agreement with Vor Biopharma Inc. (“Vor Bio”), providing Vor Bio a non-exclusive license for the development of ex vivo Cas9 gene edited HSC therapies for the treatment and/or prevention of hematological malignancies; and
◦continued to advance alpha-beta T cell experimental medicines for the treatment of solid and liquid tumors in collaboration with Bristol Myers Squibb, leveraging our unique platform technologies including Cas9 and AsCas12a.

Compensation Highlights
Highlighted below are the key compensation actions the Board and the Organization, Leadership and Compensation Committee of our Board (the “Compensation Committee”) took in 2023 and early 2024, which reflected on our performance, organizational needs, and long-term business strategy.

•Annual Performance-based Cash Bonus Program: Since 2021 our annual performance-based cash bonus program has provided for independent weighting of corporate and individual achievement to calculate the bonus payout for our employees, including our named executive officers other than our chief executive officer, whose bonus is based solely on corporate achievement. For our named executive officers, corporate and individual performance is weighted as follows:
(i)chief executive officer: 100% based on corporate performance
(ii)other named executive officers: 80% based on corporate performance, 20% based on individual performance.
In February 2024, the Compensation Committee reviewed our performance against our corporate objectives, as well as each named executive officer’s performance against their individual objectives, where applicable. Following this review, the Compensation Committee recommended, and our Board approved, that our corporate objectives were achieved at 102% of target. Taking into account the achievement of our corporate objectives and review of individual performance, our named executive officers received an average payout under the annual performance-based cash bonus program of 102% of target.

•PSUs retained as part of 2024 Executive Equity Award Program: In February 2024, our Compensation Committee approved our 2024 executive equity program mix under which for each individual the annual equity-based compensation awarded to our senior officers, including our chief executive officer, was:
(i)25% in the form of performance-based restricted stock unit (“PSU”) awards that vest only upon achievement by February 2027 of certain research and development milestones applicable to all senior officers, and a minimum one-year vesting period from each individual’s grant date;
(ii)25% in the form of time-based vesting restricted stock unit (“RSU”) awards; and
(iii)50% in the form of time-based vesting stock options.

Say-on-Pay Vote Results
At our 2023 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our named executive officers as disclosed in our 2023 proxy statement, commonly referred to as a “say-on-pay” vote. We received substantial support for the executive compensation program, with approximately 90% of the votes cast on this proposal approving of the compensation paid to the named executive officers. We believe this support is consistent with our long-term stockholders’ understanding of our executive compensation program and its alignment with the long-term stockholder value we are creating.
Our Compensation Committee and Board take the “say-on-pay” voting results into account in determining the compensation of our named executive officers. As a result of the strong level of support evidenced by last year’s say-on-pay vote, among other factors, our Compensation Committee and Board were satisfied that our current executive compensation program furthers our pay-for-performance philosophy. Accordingly, the Compensation Committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program in 2024 as a result of the 2023 “say-on-pay” vote.
Our Compensation Committee and Board will continue to consider stockholder input and proactively monitor our executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed. Consistent with the recommendation of our Board and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2019 annual meeting of stockholders, our stockholders will have an opportunity annually to cast an advisory vote in connection with the compensation for our named executive officers.
Compensation Objectives and Philosophy
Our compensation programs are designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short- and long-term performance. We strive for clarity and transparency in communicating our compensation programs and believe this is an essential component of employee engagement, equity and inclusion. To achieve its objectives, the Compensation Committee structures our executives’ compensation with a number of key elements, each with its own focus and purpose. We intend for total compensation, which we define as base salary, performance-based cash compensation, equity compensation and benefits, to be competitive in the biopharmaceutical marketplace in which we compete for talent in order to help us achieve our short- and long-term financial and operational goals.

Element of Compensation	Purpose	Features
Base Salary	Attract, retain and reward talented executives needed to drive our business.	Fixed component of compensation to provide financial stability, based on responsibilities, experience, internal equity, performance and peer company data.
Annual Performance-based Cash Bonuses	Motivate the achievement of business goals that the Compensation Committee and the Board believe are important to the overall success of the business and will enhance stockholder value over time.	Variable component of compensation tied to the achievement of pre-determined corporate performance goals, and for executive officers other than our chief executive officer, on the achievement of pre-determined individual goals that align with our overall strategic and operational priorities.
Annual Equity Incentives	Assist in retaining our named executive officers and aligning their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price.	Variable component of compensation in the form of stock options and RSUs typically subject to multi-year vesting based on continued service, the value of which is tied to the performance of our common stock price, as well as PSUs earned upon achievement of pre-established performance goals within specified time periods.
The Compensation Committee works closely with Pearl Meyer & Partners, LLC (“Pearl Meyer”) throughout the year to ensure that our compensation program remains competitive and within market. One of the services provided by Pearl Meyer to the Compensation Committee is the identification of a market framework (including a peer group of companies) for formal compensation benchmarking purposes. Peer group benchmarking is one of the key factors considered by the Compensation Committee in setting named executive officer compensation levels and making other compensation decisions. While starting base salaries, new hire equity grants and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance against strategic and operational goals.
Commitment to Pay-for-Performance
The Compensation Committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives including equity components that are at-risk,
•is competitive without being excessive,
•is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership,
•is attractive to any additional talent that might be needed in a rapidly changing competitive landscape,
•avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and
•provides the appropriate incentives to our executives to create long-term organizational and stockholder value.
In establishing the levels and components of compensation for the named executive officers, including our chief executive officer, the Compensation Committee considers a number of factors, including analyses of compensation of peers and other companies in the biopharmaceutical industry, analyses of reports from Pearl Meyer, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and our company, and the value and size of the total vested and unvested equity grants maintained by the named executive officers.
The Compensation Committee retains the authority and flexibility to vary the compensation of any individual named executive officer from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and our selected peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, historically, a majority of the compensation for our named executive officers is long-term compensation, balanced with sufficient short-term incentives to encourage consistently strong performance.
As shown in the following charts, our compensation program is highly performance-based, with approximately 73% of our chief executive officer’s and, on average, 70% of our other named executive officers’ target compensation being variable, either because it was subject to performance goals, the fluctuations of our stock price, or both.
The charts below illustrate the target 2023 pay mix (excluding benefits) for Gilmore O’Neill, our chief executive officer, and for our other named executive officers. Please see “Executive Compensation—2023 Summary Compensation Table” for amounts actually earned by each of them.

FY23 CEO Target Pay Mix (1)

FY23 Average NEO Target Pay Mix (1)(2)

27%
57%
16%
73%
30%
57%
13%
70%
Base Salary
Target Bonus
Equity Grant Date Fair Value
Variable Pay

________________________
(1)The grant date fair value for PSUs awarded to our named executive officers in 2023 is based on the probable outcome of the performance conditions as of the grant date. See “Executive Compensation—2023 Summary Compensation Table” for the aggregate grant date fair value for such awards assuming all performance conditions are achieved.

(2)For purposes of this chart, Mr. Lucera's and Dr. Burkly’s base salaries have been annualized and their respective annual performance-based cash bonus target reflects the amount for which each would have been eligible if employed for all of 2023.
Executive Compensation Program Best Practices
Our Compensation Committee believes that a strong foundation for our compensation program is necessary to execute our executive compensation philosophy effectively. The following best practices serve as the foundation for our executive compensation program:

	What We Do	What We Don’t Do
✓	Maintain and evaluate annually an industry-specific peer group for benchmarking pay	No employment agreements that guarantee a certain compensation level or employment term
✓	Review annually our compensation strategy to ensure target pay is based on market norms	No guaranteed annual salary increases or guaranteed bonuses
✓	Balance short-and long-term incentives (through annual cash bonuses and equity awards)	No single-trigger vesting in connection with a change-in-control for equity awards
✓	Maintain a compensation recovery or “clawback” policy	No excessive executive perquisites or personal benefits
✓	Set robust executive and non-employee director Stock Ownership Guidelines	No hedging or pledging or speculative transaction in our securities
✓	Use multiple performance measures to determine incentive payouts, include caps on annual incentive payments	No re-pricing of equity awards without stockholder approval
✓	Engage independent compensation consultant	No excise tax gross-ups
Executive Compensation Process
Role of our Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing and approving, or recommending for approval by our Board, the compensation of our executive officers and our senior management, including salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. A full description of the Compensation Committee’s role and responsibilities is in the Compensation Committee’s charter, which is available on our website.
Role of Management. As a part of determining named executive officer performance and compensation, the Compensation Committee receives recommendations from our chief executive officer (except with respect to his or her own compensation and performance). Our chief executive officer’s performance and compensation is approved by our Board based upon the recommendation of the Compensation Committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by our Board at the beginning of each year and, except with respect to our chief executive officer whose evaluation is based solely on corporate performance, individual performance against pre-established annual goals, as discussed in more detail below. At the invitation of the Compensation Committee, certain members of our senior management also participate in Compensation Committee meetings to share their perspective and relevant information on topics that the Compensation Committee is discussing.
Role of the Compensation Committee’s Independent Compensation Consultant. The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the committee in performing its responsibilities. The Compensation Committee may terminate the services of the consultant if the Compensation Committee deems it appropriate. The Compensation Committee utilized the services of Pearl Meyer to assist it in fulfilling its responsibilities in 2023 and 2024. Pearl Meyer was retained exclusively by the Compensation Committee and has not been retained by management to perform any work for our company other than projects performed at the direction of the Compensation Committee. Pearl Meyer provided analysis and recommendations, where applicable, regarding:
•trends and emerging topics with respect to executive compensation;
•peer group selection for executive compensation benchmarking;

•compensation practices of the selected peer group;
•compensation philosophy and programs, including risk assessment, for executives; and
•stock utilization and other relevant metrics.
Pearl Meyer advised the Compensation Committee on all the principal aspects of executive compensation, including executive new hire compensation arrangements. Pearl Meyer consultants attended meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Pearl Meyer reported to the Compensation Committee and not to management, although it met with management for purposes of gathering information for its analyses and recommendations. The Compensation Committee annually evaluates its engagement of compensation consultants, and selected Pearl Meyer to advise with respect to compensation matters based on Pearl Meyer’s industry experience and reputation, which the Compensation Committee concluded gave Pearl Meyer useful context and knowledge to advise it. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.
Defining and Comparing Compensation Benchmarks. The Compensation Committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The Compensation Committee reviews the companies in our peer group annually, reviews Pearl Meyer’s recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The Compensation Committee also annually reviews the executive pay practices of other similarly situated companies as reported by Pearl Meyer through industry surveys and proxy analysis. These surveys are specific to the biopharmaceutical and biotechnology sector. The Compensation Committee requests customized reports of these surveys so that the compensation data reflect the practices of companies that are like us. The Compensation Committee considers this information when making determinations or recommendations for each element of compensation for our named executive officers.
In developing the peer group of companies to inform 2023 compensation decisions, our Compensation Committee, with the assistance of Pearl Meyer, established a peer group of 19 publicly traded, national and regional companies in the biopharmaceutical industry that was selected based on two categories of companies:
•clinical stage gene editing, gene therapy, cell therapy or rare/genetic disease companies; and
•Massachusetts-based biotechnology or biopharmaceutical clinical stage companies that we believe we compete with for executive talent.
Based on these criteria, our peer group for 2023 was comprised of the following companies:

Adicet Bio, Inc.	Denali Therapeutics Inc.	Replimune Group, Inc.
Allogene Therapeutics, Inc.	Fate Therapeutics, Inc.	Rocket Pharmaceuticals, Inc.
Arrowhead Pharmaceuticals, Inc.	Intellia Therapeutics, Inc.	Sangamo Therapeutics, Inc.
Arvinas, Inc.	Iovance Biotherapeutics, Inc.	uniQure N.V.
Beam Therapeutics Inc.	Kodiak Sciences Inc.	Verve Therapeutics, Inc.
Caribou Biosciences, Inc.	Mirati Therapeutics, Inc.
CRISPR Therapeutics AG	REGENXBIO Inc.
Eighteen of the 19 peer companies were determined to be clinical stage companies focused in the gene editing, gene therapy, cell therapy or rare/genetic disease space. The Compensation Committee also added Verve Therapeutics, Inc., a pre-clinical stage company, for being a locally-based, publicly traded company with a similar focus to us and with which we believe we compete for executive talent. The peer group was reviewed for reasonableness based on the following aggregate size statistics:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2023 Peer Group	$2,029	$253	329
Editas	$1,019	$164	264
Editas Percentile	30th	25th	30th
(1)Such amounts were based on publicly available data as of August 26, 2022.
(2)Research and development expenses represent such expenses for the most recent four quarters of available public data as of June 30, 2022.
(3)Most recently available public data as of June 2022.
In evaluating the compensation of our named executive officers for 2023, Pearl Meyer also compared the compensation of select named executive officers to a broader biotechnology industry group, with a focus on public biopharmaceutical companies that were of an equivalent size as our company.
The Compensation Committee believed the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require the Compensation Committee to vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.
For the purposes of informing 2024 compensation decisions, the Compensation Committee, with the advice of Pearl Meyer, examined our peer group list using the criteria listed above for 2023. Using these criteria, the Compensation Committee, with the advice of Pearl Meyer, approved the following 20 companies as our 2024 peer group:

Adicet Bio, Inc.	Caribou Biosciences, Inc.	Replimune Group, Inc.
Allogene Therapeutics, Inc.	CRISPR Therapeutics AG	Rocket Pharmaceuticals, Inc.
AlloVir, Inc.*	Fate Therapeutics, Inc.	Sana Biotechnology, Inc.*
Arcturus Therapeutics Holdings Inc.*	Intellia Therapeutics, Inc.	Sangamo Therapeutics, Inc.
Arvinas, Inc.	Iovance Biotherapeutics, Inc.	Tenaya Therapeutics, Inc.*
Beam Therapeutics Inc.	Lyell Immunopharma, Inc.*	Verve Therapeutics, Inc.
bluebird bio, Inc.*	REGENXBIO Inc.
________________________
*Addition to 2024 peer group.
In determining the 2024 peer group as compared to the 2023 peer group, the Compensation Committee removed Arrowhead Pharmaceuticals, Inc., Denali Therapeutics Inc. and Kodiak Sciences Inc. due to each of their market capitalizations now being outside of our desired range, and Mirati Therapeutics, Inc. and uniQure N.V. due to each of these companies achieving the commercialization stage of development. The Compensation Committee added to our 2024 peer group AlloVir, Inc. and bluebird bio, Inc. for being clinical stage companies that are both locally-based and having a similar focus to us, and Arcturus Therapeutics Holdings Inc., Lyell Immunopharma, Inc., Sana Biotechnology, Inc. and Tenaya Therapeutics, Inc. for being clinical stage companies with a similar focus to us.

The 2024 peer group size statistics presented to the Compensation Committee as part of its evaluation were as follows:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2024 Peer Group	$880	$292	341
Editas	$688	$235	210
Editas Percentile	35th	40th	25th
(1)Such amounts were based on publicly available data as of August 1, 2023.
(2)Research and development expenses represent such expenses for the most recent four quarters of available public data as of March 31, 2023.
(3)Most recently available public data as of June 2023.
Timing of Compensation Actions. Annual base salaries and equity incentive awards for the current year and annual performance-based cash bonuses for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers, except that our chief executive officer’s annual performance-based cash bonus has historically been entirely based on the achievement of corporate goals and target bonus percentage, as more fully described below.
On an annual basis, our achievement of our corporate goals is assessed by the Compensation Committee in the first quarter of the subsequent year to which such goals relate and the Compensation Committee then either approves or makes a recommendation to the Board regarding the percentage of achievement of such goals and following such recommendation our Board either approves or adjusts the percentage of completion for such goals. With respect to 2023, the achievement of our corporate goals was assessed by the Compensation Committee in the first quarter of 2024 and the Compensation Committee then made a recommendation to our Board regarding the percentage of achievement of such goals and this recommendation was then considered and approved by our Board.
Executive Compensation Elements & Decisions
The primary elements of our executive compensation program are:
•base salary;
•annual performance-based cash bonus;
•equity incentive awards;
•severance and change in control benefits;
•broad-based health and welfare benefits; and
•our 401(k) plan.
Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salaries for our named executive officers typically are established through arm’s length negotiation at the time the named executive officer is hired, taking into account the position for which the named executive officer is being considered and the named executive officer’s qualifications and prior experience, as well as benchmarking market data from our compensation consultant. None of our named executive officers are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, the Compensation Committee reviews and evaluates, with input from our chief executive officer (other than with respect to himself or herself), the need for adjustment of the base salaries of our named executive officers based on changes and expected changes in the scope of a named executive officer’s responsibilities, including promotions, the individual contributions made by, and performance of, the named executive officer during the prior year, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the named executive officer’s salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board. No formulaic base salary increases are provided to our named executive officers.

The 2023 base salary for each of Mr. Lucera and Dr. Burkly was set pursuant to the terms of their offer letters entered into in May 2023 and July 2023, respectively. Based on a review of market data provided by Pearl Meyer, then-current compensation levels, and company performance and individual contributions, in February 2023, the Compensation Committee approved annual merit-based salary adjustments for each of our other named executive officers other than Dr. O'Neill, our chief executive officer, and recommended to the Board an annual merit-based salary adjustment for Dr. O'Neill, which the Board approved.
The 2022 and 2023 base salaries of each of our named executive officers and the percentage increase compared to 2022 salaries were:

Name	2022 Base Salary ($)	2023 Base Salary ($)		Increase in 2023 over 2022
Gilmore O’Neill	625,000	641,400	(1)	2.6%
Erick Lucera	—	470,000		—
Linda C. Burkly	—	495,000		—
Baisong Mei	450,000	460,125	(1)	2.3%
Michelle Robertson	450,000	470,250		4.5%
Bruce Eaton	449,350	469,571		4.5%
(1)Base salary increases were prorated to reflect the periods of time that Drs. O’Neill and Mei served as our chief executive officer and chief medical officer, respectively, during 2022.
Annual Performance-based Cash Bonus. We have designed our annual performance-based cash bonus program, which is generally guided by specified annual corporate and individual goals and contributions, to emphasize pay-for-performance and reward our named executive officers for overall corporate performance and their individual performance during the preceding year. Under the program, corporate and individual achievement are independently weighted to determine a fixed percent of the bonus payable. The annual performance-based cash bonus for our chief executive officer has historically been, and continues to be, entirely based on the achievement of corporate goals and his or her target bonus amount, but the cash bonus payable to our other executive officers is based 80% on corporate achievement and 20% on individual achievement. As a result, Dr. O’Neill was eligible to receive an annual performance-based cash bonus entirely based on the achievement of corporate goals and his target bonus amount. Our Compensation Committee has the discretion to adjust upward or downward any cash incentive award as it deems appropriate, provided that for the 2023 annual performance-based cash bonus company performance could not exceed 145% and individual performance could not exceed 130% of the applicable pre-defined goals and objectives. This resulted in a maximum payout opportunity in 2023 of 145% of target for our chief executive officer and 142% of target for our other named executive officers. In constructing the goals, the Compensation Committee determined that achieving 100% of target would be sufficiently challenging, and that achieving all of the corporate objectives set out for 2023, equating to 145% of target, would be very challenging and represent a significant achievement for our company.
The following formula illustrates the 2023 annual performance-based cash bonus determination for our executive officers, other than our chief executive officer.

Component Calculation
Company Performance Component	80% Weighting	X	Base Salary	X	Target Bonus Percentage	X	Corporate Goal Achievement Percentage (0-145%)	=	Company Performance Component
Individual Performance Component	20% Weighting	X	Base Salary	X	Target Bonus Percentage	X	Individual Goal Achievement Percentage (0-130%)	=	Individual Performance Component
Total Annual Bonus Payout

The 2023 target bonus percentages for our named executive officers, which are stated as a percentage of base salary, were as follows:

Name	2023 Target Bonus Percentage
Gilmore O’Neill	60%
Erick Lucera	45%
Linda C. Burkly	45%
Baisong Mei	40%
Michelle Robertson	45%
Bruce Eaton	45%
In assessing the level of achievement for our 2023 corporate goals in February 2024 for recommendation to our Board, the Compensation Committee considered whether we had achieved the specific goals in each category of our corporate objectives and the weighting for each category determined by the Board, including the weighting for any overachievement. Based on this assessment, the Compensation Committee recommended a corporate achievement percentage of 102% to our Board and our Board approved such amount based upon the Compensation Committee’s recommendation and its own assessment of our achievement of such goals. The 2023 corporate goals approved by our Board, the relative weightings assigned to each goal, including base and stretch goals, our actual achievement during the performance period as a percentage of target, and certain specific achievements that the Compensation Committee and the Board reviewed in determining the actual achievement, were as follows:

Name	Relative Weighting (Base)	Relative Weighting (Stretch)	Actual Achievement for 2023
Ex Vivo Hemoglobinopathies	60%	15%	66%
Assessment
•We dosed substantially all of our target number of patients in the RUBY trial and exceeded the target number of patients to be dosed in the EdiTHAL trial.
•We engaged with and obtained feedback from the FDA on our RUBY trial design and received regenerative medicine advanced therapy designation for reni-cel for the treatment of SCD, both ahead of our target schedule.
•We expanded our manufacturing capacity for reni-cel to a specified threshold.

Build and Advance In Vivo Drug Discovery Pipeline	20%	10%	11%
Assessment
•We advanced our technological assessment of and identified potential in vivo HSC-targeted delivery approaches.
•We progressed our analysis and development of potential non-HSC in vivo disease targets.

Business Development	10%	20%	13%
Assessment
•We entered into a non-exclusive license agreement with Vertex for our Cas9 gene editing technology for ex vivo gene editing medicines targeting the BCL11A gene in the fields of sickle cell disease and beta thalassemia.
•We satisfied a specified net revenue target from out-licensing our Cas9 and Cas12a gene editing technologies.

Financial	5%	—%	5%
Assessment
•We extended our cash runway into 2026 as a result of our licensing transaction with Vertex, including near-term annual license fees and the contingent upfront payment payable under our license agreement with Vertex.
•We maintained financial discipline as demonstrated by remaining within a specified variance of our Board-approved budget for 2023.

Culture and Organization	5%	—%	7%
Assessment
•We launched a new strategic framework to our employees in support of the three pillars of our new corporate strategy.
•We managed our voluntary turnover rate to within a specified threshold.
In evaluating our achievement of the 2023 corporate goals relating to our culture and organization, our Compensation Committee recommended, and the Board agreed, that we had overachieved the pre-determined criteria in light of the strategic reprioritization of our product portfolio announced in January 2023 and the resulting reduction in our workforce. Accordingly, the Board awarded an additional 2% achievement above the pre-determined relative weighting.

Total	100%	45%	102%
In assessing the individual performance of our named executive officers other than Dr. O’Neill and Ms. Robertson, due to her departure from our company in August 2023, the Compensation Committee, with the input of our chief executive officer, considered such officer’s individual performance contributions to the completion of our goals, and the officer’s individual achievements in helping to further build the company and execute on our strategy. These achievements include the following:
•In 2023, Mr. Lucera led our finance, accounting, and investor relations functions, and played a critical role in the analysis and negotiation of our license agreement with Vertex.
•In 2023, Dr. Burkly led our drug discovery team and all activities related to our pipeline of experimental medicines, positioning us to remain on track to establish in vivo preclinical proof-of-concept for an undisclosed indication in 2024.
•In 2023, Dr. Mei led our clinical team that was responsible for significant enrollment and dosing progress in both our RUBY trial and our EdiTHAL trial and for two significant clinical data updates in 2023.
•In 2023, Dr. Eaton led the assessment of certain technologies for potential in-licensing in connection with our new strategic focus and assisted with the implementation of our strategic transformation.
Based on company and individual performance, as applicable, our Board approved, upon the recommendation of the Compensation Committee, the 2023 performance-based cash bonus for Dr. O’Neill, and the Compensation Committee approved the 2023 performance-based cash bonuses for our other named executive officers, as follows:

Name	Target Bonus Amount($)		Company Performance Component($)	Individual Performance Component($)		Total Annual Performance- based Cash Bonus Earned($)
Gilmore O’Neill	384,840		392,537	N/A	(1)	392,537
Erick Lucera	141,000	(2)	115,056	31,020		146,076
Linda C. Burkly	111,375	(2)	90,882	22,275		113,157
Baisong Mei	184,050		150,185	36,810		186,995
Michelle Robertson(3)	211,613		N/A	N/A		N/A
Bruce Eaton	211,307		172,426	42,262		214,688
(1)As discussed above, the 2023 performance-based cash bonus for Dr. O’Neill was determined solely based on his 2023 target bonus amount multiplied by the percentage of achievement of our corporate goals, as determined by our Board, and pursuant to the terms of his offer letter.
(2)Such amounts have been prorated to reflect the periods of time that Mr. Lucera and Dr. Burkly served as our chief financial officer and chief scientific officer, respectively, during 2023 pursuant to the terms of their offer letters.
(3)Ms. Robertson was not eligible to receive a performance-based cash bonus for 2023 due to her separation from our company in August 2023.
Equity Incentive Awards. Our equity award program is the primary long-term incentive vehicle for our executives. We believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period. None of our named executive officers are currently party to an employment agreement that provides for automatic grants of equity incentive awards.
Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. The Compensation Committee periodically reviews our equity compensation strategy to determine the appropriate mix of the type of equity awards, based in part on recommendations from Pearl Meyer, and approves, or, with respect to the chief executive officer, recommends to our Board the annual equity awards to be made to our named executive officers. We currently use time-based stock options, time-based RSUs, and PSUs to compensate our named executive officers in the form of initial grants in connection with the commencement of employment and on an annual basis thereafter. The value that our named executive officers will realize with respect to the grants of time-based stock options and RSUs is tied to our performance, since the value is directly related to our stock price. Stock options will only have value if the value of our common stock appreciates after grant. The RSUs focus on stock appreciation over a sustained period while managing the natural market volatilities of a clinical-stage company. These awards provide retention value by vesting over a multiyear period. Beginning in 2021, we introduced PSUs, which are earned contingent upon the achievement of pre-established performance goals as part of our long-term incentive strategy.
For the 2023 annual equity grants, the Compensation Committee approved a target mix of equity awards for our named executive officers consisting of 50% in stock options with time-based vesting, 25% in RSUs with time-based vesting, and 25% in PSUs. The number of shares with respect to each equity award type was based on a target aggregate award amount determined in February 2023 at the time of grant. Mr. Lucera and Dr. Burkly did not participate in the 2023 annual equity award process as neither was an employee at the February 2023 grant date, but they received equity awards in connection with their hire as chief financial officer and chief scientific officer, respectively. Please see “—Compensation of Our Chief Financial Officer and Chief Scientific Officer” for additional information.
The Compensation Committee believes that this equity mix helps to ensure executive and stockholder interests are aligned (through stock options) and promotes retention (through RSUs that vest over time), while furthering the development of our pipeline and other related business and market-based objectives (through PSUs that vest only upon the achievement of pre-established operational performance goals). Typically, the stock options that we grant to our named executive officers with time-based vesting become exercisable as to 1/48th of the shares underlying the option monthly beginning after the date of grant, which generally occurs in the first quarter of the calendar year. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. Generally, vesting for stock options ceases after termination of employment, and, unless otherwise specified in an employment offer letter or the terms of a specific grant, vested stock options may be exercised up to three months following termination of employment except in the case of death or disability. The RSUs we grant to our named executive officers as part of the annual equity grant vest as to 25% of the shares underlying the RSU on the first anniversary of the grant date, and in equal quarterly installments thereafter, until the fourth anniversary of the grant date. The PSUs we granted in 2023 to our named executive officers vest as to one-third of the shares only upon achievement of three specified research and development and business development milestones on or prior to the third anniversary of the initial February 2023 grant date, but in no event earlier than the one-year anniversary of the applicable officer’s grant date. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “—Other Benefits—Severance and Change in Control Benefits” below for further information.
In determining the size of the annual equity awards to our named executive officers, the Compensation Committee, with the assistance of Pearl Meyer, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the retention value of unvested and total equity holdings for each named executive officer, the amount of equity previously awarded to the named executive officers and the vesting terms of such prior awards, our broader organizational equity needs and overall dilution, industry and peer group benchmark data, and, in the case of those officers who joined the company in the prior year, the date of hire. For benchmarking purposes, in 2021 and 2022, our annual equity awards were sized using the grant date fair value of the awards compared to our peer group and survey data compiled by Pearl Meyer in order to align with comparable market practice, emphasize the value of the equity grants being awarded, and better enable a review of total compensation competitiveness. In the 2021 and 2022 compensation planning cycles, the Compensation Committee reviewed the equity awards as a percentage of our shares of common stock outstanding as a secondary measure of the market information. As part of its compensation decisions in early 2023, our Compensation Committee determined that the number of shares with respect to each equity award type would be based on a percentage of common shares outstanding compared to our peer group in order to prevent excessive share usage in light of our stock price at the time of approval.

The table below shows all 2023 annual equity grants to those named executive officers who were eligible to receive them.

Name	2023 Stock Option Awards(1)	2023 RSUs(2)	2023 PSUs(3)
Gilmore O’Neill(4)	150,000	50,000	85,000
Baisong Mei(4)	54,000	18,000	36,000
Michelle Robertson	94,500	31,500	31,500
Bruce Eaton	50,000	16,700	16,700
(1)These stock option awards were granted on March 2, 2023 and vest over four years in equal monthly installments beginning on April 2, 2023 through March 2, 2027 and have an exercise price of $8.72 per share. Pursuant to their separation agreements, Ms. Robertson and Dr. Eaton have 12 months following their respective August 2023 and January 2024 separation dates to exercise their outstanding stock options that had vested as of such dates.
(2)These RSUs were granted on March 2, 2023 and vest over four years with 25% of the units having vested on March 2, 2024 and the remaining 75% of the units scheduled to vest in quarterly installments thereafter through March 2, 2027. Ms. Robertson’s and Dr. Eaton’s unvested RSUs were forfeited upon their departure from our company in August 2023 and January 2024, respectively.
(3)These PSUs were granted on March 2, 2023 and vest on the achievement of specified research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to these PSUs may vest prior to the one-year anniversary of the grant date. The PSUs granted to Ms. Robertson were forfeited upon her departure from our company in August 2023. Pursuant to Dr. Eaton’s separation agreement, any PSUs unearned as of his separation date remained outstanding following his separation on January 2, 2024 and were eligible to vest to the extent that the applicable performance metrics are determined by the Board or the Compensation Committee to have been achieved on or prior to March 31, 2024, provided that such achievement is certified by the Board or the Compensation Committee no later than April 30, 2024.
(4)Drs. O’Neill and Mei, whose employment with us commenced in June 2022 and July 2022, respectively, received a pro-rated portion of the grant date fair value of their option awards and RSUs, but the full value for their PSUs.
We made equity grants to Mr. Lucera in connection with his hire as our chief financial officer and to Dr. Burkly in connection with her hire as our chief scientific officer. The table below shows the equity grants to Mr. Lucera and Dr. Burkly:

Name	2023 Stock Option Awards	2023 RSUs	2023 PSUs
Erick Lucera(1)	155,800	77,900	77,900
Linda C. Burkly(2)	135,500	45,167	45,167
(1)In connection with Mr. Lucera’s commencement of employment in May 2023, he was granted on May 17, 2023 (i) a stock option award to purchase 155,800 shares of our common stock, which vests as to 25% of the shares underlying the option on May 17, 2024 and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until May 17, 2027 and which has an exercise price of $9.61 per share, (ii) an RSU for 77,900 shares of our common stock which vests as to 25% of the shares on each anniversary of the grant date through 2027, and (iii) a PSU for 77,900 shares of our common stock, which vests as to one-third of the shares upon the achievement on or prior to March 2, 2026, but not earlier than the one-year anniversary of the grant date, of the same three specified research and development and business development milestones as our other named executive officers. The foregoing stock option award was made as an inducement to employment in accordance with Nasdaq Listing Rule 5635(c)(4) and not pursuant to the terms of our 2015 Stock Incentive Plan.
(2)In connection with Dr. Burkly’s commencement of employment in July 2023, she was granted on July 24, 2023 (i) a stock option award to purchase 135,500 shares of our common stock, which vests as to 25% of the shares underlying the option on July 24, 2024 and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until July 24, 2027 and which has an exercise price of $8.66 per share, (ii) an RSU for 45,167 shares of our common stock which vests as to 25% of the shares on each anniversary of the grant date through 2027, and (iii) a PSU for 45,167 shares of our common stock, which vests as to one-third of the shares upon the achievement on or prior to March 2, 2026, but not earlier than the one-year anniversary of the grant date, upon the achievement of the same three specified research and development and business development milestones as our other named executive officers. The foregoing stock option award was made as an inducement to employment in accordance with Nasdaq Listing Rule 5635(c)(4) and not pursuant to the terms of our 2015 Stock Incentive Plan.
Other Benefits
Severance and Change in Control Benefits. Our amended and restated severance benefits plan (“Severance Plan”) provides severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us without “cause” or they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan).
Under the Severance Plan, if we terminate an eligible executive officer’s employment without cause or such executive terminates his or her employment with us for good reason more than three months prior to or more than 12 months following the closing of a change in control of our company, the executive is entitled to (a) continue receiving his or her base salary for 12 months following the date of termination (the “Severance Period”), (b) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Severance Period, and (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination.
The Severance Plan also provides that, if, within the period beginning three months prior and ending 12 months following the closing of a change in control of our company, we terminate an eligible executive officer’s employment without cause or such executive terminates his or her employment with us for good reason (each of which events, a “Change in Control Termination”), the executive is entitled to (a) continue receiving his or her base salary for a specified period (in the case of our chief executive officer, for 18 months, and in the case of other C-level officers, for 12 months) following the date of termination (“Change in Control Severance Period”), (b) company contributions to the cost of health care continuation under COBRA during the Change in Control Severance Period, (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination, and (d) an additional single lump sum bonus payment in an amount equal to the multiple of (i) a fraction the numerator of which is the number of months in the Change in Control Severance Period and the denominator of which is 12 and (ii) the eligible executive’s target annual bonus amount for the year of the Change in Control Termination. In addition, in the event of a Change in Control Termination, all of the executive’s outstanding unvested equity awards will immediately vest in full on the date of such termination.
All payments and benefits provided under the Severance Plan are contingent upon the execution by the executive and effectiveness of, and the executive’s continued compliance with, a severance and release of claims agreement in a form prescribed by us that will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of continuing obligations under any restrictive covenant agreements between us and the executive, and an agreement, to the extent permitted by law, not to compete with us for 12 months following separation from employment with us.
Please refer to “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” below for a more detailed discussion of severance and change in control benefits for our named executive officers, including certain changes with respect to the Severance Plan for Dr. O’Neill provided in his offer letter. We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of our company.
Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case, on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
401(k) Retirement Plan. We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”). In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $22,500 in 2023 plus any amounts permitted for catch-up contributions, and have the amount of the reduction contributed to the 401(k) plan. We provide a 200% match of employee contributions under our 401(k) plan, up to a limit on our contributions of the lesser of $6,000 and 3% of the employee’s salary.
Perquisites. We have not generally provided perquisites or personal benefits to our named executive officers, other than relocation and housing reimbursement and related tax-gross ups in connection with certain newly hired executives.

Compensation of Our Chief Financial Officer and Chief Scientific Officer
Mr. Lucera joined as our chief financial officer in May 2023, and Dr. Burkly joined as our chief scientific officer in July 2023. Prior to determining compensation for each of these roles, the Compensation Committee sought input from its independent compensation consultant, Pearl Meyer. Specifically, Pearl Meyer provided our Compensation Committee with the market base salary, short-term incentive compensation and long-term incentive compensation amounts awarded to equivalent officers in our peer group. Our Compensation Committee developed compensation packages for Mr. Lucera and Dr. Burkly designed to compensate them in a manner which was both competitive in the marketplace and which aligns their long-term earnings potential with the interests of our stockholders.
For a detailed discussion of the material terms of each of Mr. Lucera’s and Dr. Burkly’s offer letter, please see the summary of each agreement below under “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements.” The offer letters include the same basic components of compensation paid to our other named executive officers as described above: base salary, an annual performance-based cash bonus opportunity, long-term incentive compensation and other benefits.
2024 Compensation Actions
In February 2024, the Compensation Committee approved salary increases and awarded annual stock option awards and RSUs for each of Mr. Lucera, Dr. Burkly and Dr. Mei. The Compensation Committee further recommended a 2024 salary increase and annual equity awards for Dr. O’Neill, as well as annual PSUs for each of the foregoing named executive officers, which the Board approved. For the 2024 annual equity grants, the Compensation Committee recommended and the Board retained the same target mix as our 2023 annual equity grants, specifically a target mix of 50% in stock options with time-based vesting, 25% in RSUs with time-based vesting and 25% in PSUs that vest only upon achievement of certain research and development milestones on or prior to the third anniversary of the initial grant date and satisfaction of a minimum one-year vesting period.
In March 2024, the Compensation Committee determined that the performance requirement as to one-third of the shares subject to the PSUs granted in 2022 to Drs. O’Neill, Mei and Eaton, who were serving as executive officers at the time of grant, and one-third of the shares subject to the PSUs granted in 2023 to Mr. Lucera and Dr. Burkly, who received the applicable PSUs as part of their new hire compensation, was achieved upon our execution of the license agreement with Vertex and the related extension of our cash runway. For Mr. Lucera and Dr. Burkly, these earned shares remain subject to time-based vesting requirements until the first anniversary of their respective grant dates. In March 2024, the Compensation Committee further determined that the performance requirement as to one-third of the shares subject to the PSUs granted in 2022 to Drs. O’Neill, Mei and Eaton was achieved upon establishment of proof-of-concept for a second drug candidate, as demonstrated by our alignment with the FDA that the RUBY trial of reni-cel for SCD is now considered a single Phase 1/2/3 trial to support a biologics license application filing.
Other Policies, Procedures, or Considerations
Clawback Policy. We have maintained a compensation recoupment, or clawback, policy covering cash and equity incentive-based compensation paid to our executive officers, including our president and chief executive officer, chief financial officer and our principal accounting officer, since December 2020.
In November 2023, we adopted a new clawback policy in accordance with new Nasdaq listing rules. The new policy provides that if we are required to prepare an accounting restatement for periods that end after the effective date of the policy, we will attempt to recover, reasonably promptly, from each current or former executive officer of our company, on a no-fault basis, the amount of any incentive-based compensation (cash or equity) received by them during the three-year period preceding the date on which we are required to prepare the restatement that exceeds the amount of incentive-based compensation that otherwise would have been received had the incentive-based compensation been determined based on the restated amounts. A copy of the new clawback policy is filed as Exhibit 97 to our 2023 Annual Report.
Additionally, our 2015 Stock Incentive Plan, and the related forms of awards, provide for the recovery of awards made under the plan in accordance with any applicable clawback policy that we adopt.
Stock Ownership Guidelines. We have adopted stock ownership guidelines applicable to our senior management team, including all of our executive officers, and our non-employee directors to further align the interests of our leadership with those of our stockholders. The covered individuals are required to hold equity having an aggregate value at least equal to a specified multiple of base salary for executive officers or base annual cash retainer for regular service on the Board for non-employee directors as follows:

Group	Ownership Level
Chief Executive Officer	3x Base Salary
Other Executive Officers	1x Base Salary
Non-Employee Directors	3x Annual Cash Retainer
The following forms of equity count toward the ownership guidelines: shares owned outright, vested but unexercised “in-the-money” stock options, and unvested time-based restricted stock and restricted stock units. Unvested performance-based restricted stock units do not count toward the ownership guidelines. Compliance with the policy will be determined as of June 30 each year, and covered individuals and newly appointed or elected persons have five years from when the guidelines are first applicable to them to achieve compliance with the guidelines. Directors and executive officers will be deemed to be in compliance with the stock ownership guidelines once their equity holdings meet or exceed the threshold and will remain in compliance, notwithstanding any decline in the value of shares of our common stock, unless an individual’s sale or other disposition of shares subsequently results in non-compliance with the guidelines. The guidelines were initially adopted in December 2020, so the earliest required compliance date is June 30, 2026. As of June 30, 2023, all directors and executive officers have satisfied, or are on track to satisfy the ownership guidelines within the applicable five-year grace period.
Anti-Hedging and Pledging Policy. Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, family members and controlled entities from engaging in speculative transactions in our securities, including short sales, puts/calls, purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities, and margin accounts or pledges.
No Excise Tax Gross-ups. We do not provide for any excise tax gross-up payments to our named executive officers.
Accounting and Tax Considerations. We account for equity compensation paid to our employees under the rules of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), which requires us to estimate and record an expense over the service period of any such award. Accounting standards also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.
Compensation Risk Assessment
We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report of the Compensation Committee is not “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.

Respectfully submitted,

The Organization, Leadership and Compensation
Committee of the Board

Bernadette Connaughton, Chair
Andrew Hirsch
David Scadden, M.D.
Akshay Vaishnaw, M.D., Ph.D.

2023 Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers during the years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gilmore O’Neill, M.B., M.M.Sc.(6)	2023	641,092	—	436,000	915,390	392,537	7,290	2,392,309
President and Chief Executive Officer	2022	355,769	—	999,999	7,495,059	201,329	6,744	9,058,900
Erick Lucera(7)	2023	285,615	—	748,619	1,034,512	146,076	794	2,215,616
Executive Vice President and Chief Financial Officer
Linda C. Burkly, Ph.D.(8)	2023	209,423	—	391,146	815,710	113,157	7,612	1,537,048
Executive Vice President and Chief Scientific Officer
Baisong Mei, M.D., Ph.D.(9)	2023	459,930	—	156,960	329,540	186,995	7,980	1,141,405
Senior Vice President and Chief Medical Officer	2022	199,038	100,000	874,996	1,748,762	84,240	3,711	3,010,747
Michelle Robertson(10)	2023	303,464	—	274,680	823,799	—	175,553	1,577,496
Former Executive Vice President and Chief Financial Officer	2022	450,915	—	924,998	1,849,343	189,540	7,290	3,422,086
	2021	415,754	—	627,408	977,865	218,700	7,290	2,247,017
Bruce Eaton, Ph.D.(11)	2023	469,182	—	145,624	396,914	214,688	78,980	1,305,388
Former Executive Vice President and Chief Business Officer	2022	448,978	140,000	649,983	1,299,540	189,267	7,980	2,735,748
	2021	386,624	—	717,568	520,351	208,980	7,290	1,840,813
(1)For Dr. Mei, the amount reflects a one-time sign on bonuses received in connection with commencement of his employment. For Dr. Eaton, the amount reflects a one-time bonus awarded in January 2021 to Dr. Eaton, subject to his continued employment for one year, that was paid in January 2022.
(2)Reflects the aggregate grant date fair value of stock awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2023 Annual Report for assumptions underlying the valuation of stock awards. Stock awards for 2023 include both RSUs and PSUs. However, the 2023 PSUs had no grant date fair value, as the achievement of such PSUs was deemed not probable at the time of grant. In addition, the extension of the vesting period for Dr. Eaton’s PSUs resulted in no incremental grant date fair value, as the achievement of such PSUs was deemed not probable as of the modification date. The grant date fair values for 2023 PSUs, assuming all performance conditions are achieved, are as set forth in the below table.

Name	Grant Date Fair Value 2023 PSUs ($)
Gilmore O’Neill	741,200
Erick Lucera	748,619
Linda C. Burkly	391,146
Baisong Mei	313,920
Michelle Robertson	274,680
Bruce Eaton	145,624
(3)Reflects the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. The 2023 aggregate grant date fair values for Ms. Robertson and Dr. Eaton include $247,103 and $91,784, respectively, representing the incremental grant date fair value, as of the modification date, calculated in accordance with ASC Topic 718 in connection with the modification of their option awards in connection with their separations from the company, as described below under “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements—Ms. Robertson and Dr. Eaton Separations.” See Note 12 to our audited consolidated financial statements appearing in our 2023 Annual Report for assumptions underlying the valuation of option awards.
(4)Amounts represent bonuses paid to our named executive officers under our annual performance-based cash bonus program. Such bonuses earned during the year are typically paid in the following year.
(5)All other compensation for 2023 included (i) life insurance premiums for Dr. O’Neill, Mr. Lucera, Drs. Burkly and Mei, Ms. Robertson, and Dr. Eaton in the amount of $1,290, $794, $1,612, 1,980, $844, and $1,980, respectively, (ii) 401(k) company matching contributions in the amount of $6,000 for Drs. O’Neill, Burkly and Mei, Ms. Robertson, and Dr. Eaton, (iii) housing expenses in the amount of $71,000, including gross-up payments, paid to Dr. Eaton, and (iv) severance payments and benefits continuation payments to Ms. Robertson in the amounts of $166,396 and $2,314, respectively. All other compensation for 2022 included life insurance premiums for Drs. O’Neill and Mei, Ms. Robertson, and Dr. Eaton, in the amount of $744, $595, $1,290, and $1,980, respectively, and 401(k) company matching contributions in the amount of $6,000 for Dr. O’Neill, Ms. Robertson, and Dr. Eaton, and $3,115 for Dr. Mei. All other compensation for 2021 included life insurance premiums in the amount of $1,290 for Ms. Robertson and Dr. Eaton and 401(k) company matching contributions in the amount of $6,000 for Ms. Robertson and Dr. Eaton.
(6)Dr. O’Neill was not a named executive officer for 2021. Therefore, the Summary Compensation Table includes compensation information for 2023 and 2022 only. The salary amount reported for 2022 reflects the prorated portion of his annual salary of $625,000 from commencement of his employment through December 31, 2022.

(7)Mr. Lucera was not a named executive officer for 2022 or 2021. Therefore, the Summary Compensation Table includes compensation information for 2023 only. Mr. Lucera’s employment commenced with us in May 2023 and the salary amount reported reflects the prorated portion of his annual salary of $470,000 from commencement of his employment through December 31, 2023.
(8)Dr. Burkly was not a named executive officer for 2022 or 2021. Therefore, the Summary Compensation Table includes compensation information for 2023 only. Dr. Burkly’s employment commenced with us in July 2023 and the salary amount reported reflects the prorated portion of her annual salary of $495,000 from commencement of her employment through December 31, 2023.
(9)Dr. Mei was not a named executive officer for 2021. Therefore, the Summary Compensation Table includes compensation information for 2023 and 2022 only. The salary amount reported for 2022 reflects the prorated portion of his annual salary of $450,000 from commencement of his employment through December 31, 2022.
(10)Ms. Robertson's employment with our company ceased on August 16, 2023 and the 2023 salary reported reflects the pro-rated portion of Ms. Robertson's annual salary of $470,250.
(11)Dr. Eaton’s employment with our company ended on January 2, 2024.
Grants of Plan-Based Awards
The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2023 to our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name(1)	Date of Grant	Grant Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gilmore O’Neill			—	384,840	558,018	—	—	—	—		—		—	—
	3/2/2023	2/10/2023	—	—	—	—	—	—	50,000	(6)	—		—	436,000
	3/2/2023	2/10/2023	—	—	—	—	—	—	—		150,000	(6)	8.72	915,390
	3/2/2023	2/10/2023	—	—	—	—	85,000	—	—		—		—	0
Erick Lucera			—	141,000	200,220	—	—	—	—		—		—	—
	5/17/2023	5/16/2023	—	—	—	—	—	—	77,900	(6)	—		—	748,619
	5/17/2023	5/16/2023	—	—	—	—	—	—	—		155,800	(7)	9.61	1,034,512
	5/17/2023	5/16/2023	—	—	—	—	77,900	—	—		—		—	0
Linda C. Burkly			—	111,375	158,153	—	—	—	—		—		—	—
	7/24/2023	—	—	—	—	—	—	—	45,167	(6)	—		—	391,146
	7/24/2023	—	—	—	—	—	—	—	—		135,500	(7)	8.66	815,710
	7/24/2023	—	—	—	—	—	45,167	—	—		—		—	0
Baisong Mei			—	184,050	261,351	—	—	—	—		—		—	—
	3/2/2023	2/10/2023	—	—	—	—	—	—	18,000	(6)	—		—	156,960
	3/2/2023	2/10/2023	—	—	—	—	—	—	—		54,000	(6)	8.72	329,540
	3/2/2023	2/10/2023	—	—	—	—	36,000	—	—		—		—	0
Michelle Robertson			—	211,613	300,490	—	—	—	—		—		—	—
	3/2/2023	2/10/2023	—	—	—	—	—	—	31,500	(6)	—		—	274,680
	3/2/2023	2/10/2023	—	—	—	—	—	—	—		94,500	(6)	8.72	576,696
	3/2/2023	2/10/2023	—	—	—	—	31,500	—	—		—		—	0
	5/16/2023	—	—	—	—	—	—	—	—		—		—	247,103	(8)
Bruce Eaton			—	211,307	300,056	—	—	—	—		—		—	—
	3/2/2023	2/10/2023	—	—	—	—	—	—	16,700	(6)	—		—	145,624
	3/2/2023	2/10/2023	—	—	—	—	—	—	—		50,000	(6)	8.72	305,130
	3/2/2023	2/10/2023	—	—	—	—	16,700	—	—		—		—	0
	10/3/2023	—	—	—	—	—	—	—	—		—		—	91,784	(8)
(1)For information on vesting acceleration upon termination of employment, see the “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” section below.
(2)Reflects the date on which the Board or the Compensation Committee, as applicable, took action to grant the equity award where such date is different than the grant date.
(3)Reflects payments under our annual performance-based cash bonus program, which does not require any minimum criteria for a named executive officer to participate in such program. Target and maximum amounts of estimated future payouts under non-equity incentive plan awards are determined as set forth under “—Compensation Discussion and Analysis—Executive Compensation Elements & Decisions—Annual Performance-based Cash Bonus,” using corporate and individual goal achievement percentages of 100% for target and corporate and individual performance percentages of 145% and 130%, respectively, for the maximum. The actual amounts earned by each named executive officer are set forth in the Summary Compensation Table. For Mr. Lucera and Dr. Burkly, the amounts reflect the pro-rated portion of their respective target bonus amounts from commencement of employment through December 31, 2023.
(4)Reflects performance-based equity awards granted in 2023 under our 2015 Stock Incentive Plan. These awards vest only upon achievement of specified performance conditions, and do not provide for any increase or decrease in the number of awards that vest for each performance metric based on the level of performance.
(5)Reflects the grant date fair values of stock and option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2023 Annual Report for assumptions underlying the valuation of equity awards. The grant date fair value for performance-based equity awards is based on the probable outcome of each of the performance conditions as of such grant date.
(6)Represents RSUs and stock option awards granted in 2023 under our 2015 Stock Incentive Plan. For Drs. O'Neill and Mei, the amounts reflect proration of the grant date fair value of the equity awards from commencement of employment through December 31, 2022.
(7)Inducement award granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c), which inducement award was not subject to our 2015 Stock Incentive Plan.
(8)Represents the incremental grant date fair value, as of the modification date, calculated in accordance with ASC Topic 718 in connection with the modification of Ms. Robertson’s and Dr. Eaton’s option awards in connection with their separations from the company, as described below under “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements—Ms. Robertson and Dr. Eaton Separations.” The extension of the vesting period for Dr. Eaton’s PSUs resulted in no incremental grant date fair value, as the achievement of such PSUs was deemed not probable as of the modification date.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2023.

		Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Gilmore O’Neill	6/2/2022	356,328	593,881	(3)	—	11.54	6/1/2032	—		—	—		—
	6/2/2022	—	—		—	—	—	64,991	(4)	658,359	—		—
	6/2/2022	—	—		—	—	—	—		—	216,637	(5)	2,194,533
	3/2/2023	28,125	121,875	(6)	—	8.72	3/1/2033	—		—			—
	3/2/2023	—	—		—	—	—	50,000	(7)	506,500	—		—
	3/2/2023	—	—		—	—	—	—		—	85,000	(8)	861,050
Erick Lucera	5/17/2023	—	155,800	(9)	—	9.61	5/16/2033	—		—	—		—
	5/17/2023	—	—		—	—	—	77,900	(10)	789,127	—		—
	5/17/2023	—	—		—	—	—	—		—	77,900	(11)	789,127
Linda C. Burkly	7/24/2023	—	135,000	(12)	—	8.66	7/23/2033	—		—	—		—
	7/24/2023	—	—		—	—	—	45,167	(13)	457,542	—		—
	7/24/2023	—	—		—	—	—	—		—	45,167	(11)	457,542
Baisong Mei	7/18/2022	60,775	110,827	(14)	—	14.99	7/17/2032	—		—	—		—
	7/18/2022	—	—		—	—	—	43,779	(15)	443,481	—		—
	7/18/2022	—	—		—	—	—	—		—	58,372	(5)	591,308
	3/2/2023	10,125	43,875	(6)	—	8.72	3/1/2033	—		—			—
	3/2/2023	—	—		—	—	—	18,000	(7)	182,340	—		—
	3/2/2023	—	—		—	—	—	—		—	36,000	(8)	364,680
Michelle Robertson(16)	1/9/2020	102,500	—		—	30.65	1/18/2030	—		—	—		—
	3/2/2021	19,452	—		—	45.69	3/1/2031	—		—	—		—
	2/10/2022	32,829	—		—	17.29	2/9/2032	—		—	—		—
	3/2/2023	9,844	—		—	8.72	3/1/2033	—		—	—		—
Bruce Eaton(17)	2/5/2018	110,000	—		—	33.98	2/4/2028	—		—	—		—
	2/6/2019	48,750	—		—	21.10	2/5/2029	—		—	—		—
	2/6/2020	43,132	1,875	(18)	—	28.05	2/5/2030	—		—	—		—
	2/6/2020	—	—		—	—	—	469	(19)	4,751	—		—
	3/2/2021	11,779	5,354	(20)	—	45.69	3/1/2031	—		—	—		—
	3/2/2021	—	—		—	—	—	1,713	(21)	17,353	—		—
	6/2/2021	—	—		—	—	—	—		—	6,944	(22)	70,343
	2/10/2022	50,752	59,980	(23)	—	17.29	2/9/2032	—		—	—		—
	2/10/2022	—	—		—	—	—	21,146	(24)	214,209	—		—
	2/10/2022	—	—		—	—	—	—		—	37,593	(5)	380,817
	3/2/2023	9,375	40,625	(6)	—	8.72	3/1/2033
	3/2/2023	—	—		—	—	—	16,700	(7)	169,171	—		—
	3/2/2023	—	—		—	—	—	—		—	16,700	(8)	169,171
(1)All unvested stock options were granted under our 2015 Stock Incentive Plan, except for the grants discussed in footnotes 9 and 12, which were inducement grants approved by our Board. For information on vesting acceleration upon termination of employment, see the “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” section below.
(2)All unvested RSUs and unearned PSUs were granted under our 2015 Stock Incentive Plan. For information on vesting acceleration upon termination of employment, see the “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” section below. The market value of unvested RSUs and unearned PSUs are based on a price of $10.13 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the fiscal year.

(3)The shares underlying this option vested as to 25% of the shares on June 2, 2023 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(4)The shares underlying this RSU vest as to one-fourth of the shares on each of June 2, 2023, 2024, 2025, and 2026.
(5)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to February 10, 2025, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date. On March 2, 2024, the Compensation Committee confirmed the achievement of a research and development milestone and the business development milestone, resulting in an aggregate of 144,425, 38,915, and 25,062 of the shares underlying this PSU vesting for Drs. O’Neill, Mei and Eaton, respectively, on such date.
(6)The shares underlying this option vest over four years in equal monthly installments beginning on April 2, 2023 through March 2, 2027.
(7)The shares underlying this RSU vest over four years with 25% of the shares vesting on March 2, 2024 and the remaining 75% of the shares scheduled to vest in equal quarterly installments thereafter through March 2, 2027.
(8)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date.
(9)The shares underlying this option vested as to 25% of the shares on May 17, 2024 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(10)The shares underlying this RSU vest as to one-fourth of the shares on each of May 17, 2024, 2025, 2026 and 2027.
(11)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date. On March 2, 2024, the Compensation Committee confirmed the achievement of the business development milestone for Mr. Lucera and Dr. Burkly, resulting in 25,966 and 15,055 of the shares underlying this PSU being earned by Mr. Lucera and Dr. Burkly, respectively, on such date. These earned shares remain subject to time-based vesting conditions until the one year anniversary of their respective grant dates.
(12)The shares underlying this option vested as to 25% of the shares on July 24, 2024 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(13)The shares underlying this RSU vest as to one-fourth of the shares on each of July 24, 2024, 2025, 2026 and 2027.
(14)The shares underlying this option vest as to 25% of the shares on July 18, 2023 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(15)The shares underlying this RSU vest as to one-fourth of the shares on each of July 18, 2023, 2024, 2025, and 2026.
(16)Ms. Robertson’s employment with our company ceased on August 16, 2023, at which time her outstanding unvested stock options, unvested RSUs, and unearned PSUs were forfeited. Pursuant to her separation agreement, Ms. Robertson has 12 months following her separation date to exercise her outstanding stock options that had vested as of such date.
(17)Dr. Eaton’s employment with our company ceased on January 2, 2024, at which time his outstanding unvested stock options and unvested RSUs were forfeited. Pursuant to his separation agreement, Dr. Eaton has 12 months following his separation date to exercise his outstanding stock options that had vested as of such date. His separation agreement further provides that any PSUs unearned as of his separation date will remain outstanding and become vested to the extent that the applicable performance metrics are determined by the Board or the Compensation Committee to have been achieved on or prior to March 31, 2024, provided that such achievement is certified by the Board or the Compensation Committee no later than April 30, 2024.
(18)The shares underlying this option vest over four years in equal monthly installments beginning on March 6, 2020 through February 6, 2024.
(19)The shares underlying this RSU vest over four years with 25% of the units having vested on February 6, 2021 and the remaining 75% of the units scheduled to vest in equal quarterly installments thereafter through February 6, 2024.
(20)The shares underlying this option vest over four years in equal monthly installments beginning on April 2, 2021 through March 2, 2025.
(21)The shares underlying this RSU vest over four years with 25% of the shares having vested on March 2, 2022 and the remaining 75% of the shares scheduled to vest in equal quarterly installments thereafter through March 2, 2025.
(22)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development milestones on or prior to the third anniversary of the grant date, one of which has been achieved, provided no shares subject to this award could vest prior to the one-year anniversary of the grant date.
(23)The shares underlying this option vest over four years in equal monthly installments beginning on March 10, 2022 through February 10, 2025.
(24)The shares underlying this RSU vest over four years with 25% of the shares vesting on February 10, 2023 and the remaining 75% of the shares scheduled to vest in equal quarterly installments thereafter through February 10, 2026.

Option Exercises and Stock Vested
The following table sets forth information concerning stock vested for each of our named executive officers during the fiscal year ended December 31, 2023. There were no option exercises by our named executive officers during this period.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Gilmore O’Neill	21,664	209,491
Erick Lucera	—	—
Linda C. Burkly	—	—
Baisong Mei	14,593	127,251
Michelle Robertson	26,350	245,839
Bruce Eaton	20,201	189,903
(1)The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Select Market on the vesting date, or if the Nasdaq Global Select Market was not open on such vesting date the next trading date, multiplied by the number of shares of restricted stock that vested.

Employment, Severance, Change in Control Arrangements, and Separation Arrangements
We have entered into written offer letters with each of our current executive officers. These offer letters set forth the terms of their compensation, including their initial base salary, and an initial target bonus percentage. In addition, the offer letters provide that the named executive officers are eligible to participate in company-sponsored benefit programs that are available generally to all of our employees. Each of our named executive officers for 2023 were, and our current executive officers are, eligible to receive benefits under the Severance Plan as described in the Compensation Discussion and Analysis, “—Other Benefits—Severance and Change in Control Benefits.”
O’Neill Offer Letter
In connection with Dr. O’Neill’s appointment as our chief executive officer, we entered into an employment offer letter with him, dated April 13, 2022 (the “O’Neill Offer Letter”). The O’Neill Offer Letter provides for an initial annual base salary of $625,000 and an annual initial target bonus equal to 60% of his base salary, which amounts may be adjusted at the discretion of the Board. In addition, as contemplated by the O’Neill Offer Letter, the Board granted Dr. O’Neill (i) an option to purchase 950,209 shares of our common stock, which vest as to 25% of the shares underlying the option on June 2, 2023, and vests as to an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until June 2, 2026, and has an exercise price of $11.54 per share, which was the closing price of our common stock on the date of grant, (ii) a restricted stock unit award for 86,655 shares of our common stock, which vests as to one-fourth of the shares on June 2, 2023 and vests as to one-fourth of the shares on each June 2 thereafter until June 2, 2026; and (iii) a performance-based restricted stock unit award for 216,637 shares of our common stock, which vests as to one-third of the shares on the achievement of certain research and development and business development milestones set by the Compensation Committee, but in no event earlier than June 2, 2023, the one-year anniversary of the grant date. Dr. O’Neill is also entitled to severance benefits in accordance with the Severance Plan, provided that pursuant to the O’Neill Offer Letter, (i) he will be entitled receive a pro rata annual bonus upon a non-change of control termination and (ii) a non-change of control termination is defined as a termination of employment by us without cause or by Dr. O’Neill for good reason (with cause and good reason as defined in the Severance Plan) which occurs more than three months prior to or twelve months following a change of control (as defined in the Severance Plan) and a change of control termination shall be defined as a termination of employment by us or by Dr. O’Neill for good reason which occurs three months prior to or twelve months following a change of control.
Lucera Offer Letter
In connection with Mr. Lucera’s appointment as our chief financial officer, we entered into an employment offer letter with him, dated May 12, 2023 (the “Lucera Offer Letter”). The Lucera Offer Letter provides for an initial annual base salary of $470,000 and an initial annual target bonus equal to 45% of his base salary, which amounts may be adjusted at the discretion of the Compensation Committee. In addition, as contemplated by the Lucera Offer Letter, the Board granted Mr. Lucera (i) an option to purchase 155,800 shares of our common stock, which vests as to 25% of the shares underlying the option on May 17, 2024 and vests as to an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until May 17, 2027, and has an exercise price of $9.61 per share, which was the closing price of our common stock on the date of grant, (ii) a restricted stock unit award for 77,900 shares of our common stock, which vests as to one-fourth of the shares on May 17, 2024 and vests one-fourth on each May 17 thereafter until May 17, 2027, and (iii) a performance stock unit award for 77,900 shares of our common stock, which vests as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to this award vest prior to May 17, 2024, the one-year anniversary of the grant date. Mr. Lucera is also entitled to severance benefits in accordance with the Severance Plan.
Burkly Offer Letter
In connection with Dr. Burkly’s appointment as our chief scientific officer, we entered into an employment offer letter with her, dated July 2, 2023 (the “Burkly Offer Letter”). The Burkly Offer Letter provides for an initial annual base salary of $495,000 and an initial annual target bonus equal to 45% of her base salary, which amounts may be adjusted at the discretion of the Compensation Committee. In addition, as contemplated by the Burkly Offer Letter, the Board granted Dr. Burkly (i) an option to purchase 135,500 shares of our common stock, which vests as to 25% of the shares underlying the option on July 24, 2024 and vests as to an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until July 24, 2027, and has an exercise price of $8.66 per share, which was the closing price of our common stock on the date of grant, (ii) a restricted stock unit award for 45,167 shares of our common stock, which vests as to one-fourth of the shares on July 24, 2024 and vests one-fourth on each July 24 thereafter until July 24, 2027, and (iii) a performance stock unit award for 45,167 shares of our common stock, which vests as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to this award vest prior to July 24, 2024, the one-year anniversary of the grant date. Dr. Burkly is also entitled to severance benefits in accordance with the Severance Plan.
Mei Offer Letter
In connection with Dr. Mei’s appointment as our chief medical officer, we entered into an employment offer letter with him, dated June 9, 2022 (the “Mei Offer Letter”). The Mei Offer Letter provides for an initial annual base salary of $450,000 and an initial annual target bonus equal to 40% of his base salary, which amounts may be adjusted at the discretion of the Compensation Committee. In addition, as contemplated by the Mei Offer Letter, the Board granted Dr. Mei (i) an option to purchase 171,602 shares of our common stock, which vests as to 25% of the shares underlying the option on July 18, 2023 and vests as to an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until July 18, 2026, and has an exercise price of $14.99 per share, which was the closing price of our common stock on the date of grant, (ii) a restricted stock unit award for 58,372 shares of our common stock, which vests as to one-fourth of the shares on July 18, 2023 and vests one-fourth on each July 18 thereafter until July 18, 2026, and (iii) a performance stock unit award for 58,372 shares of our common stock, which vests as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to February 10, 2025, provided no shares subject to this award vest prior to July 18, 2023, the one-year anniversary of the grant date. Dr. Mei is also entitled to severance benefits in accordance with the Severance Plan. The Mei Offer Letter further provided for a one-time signing bonus in the amount of $100,000, which is subject to repayment in the event Dr. Mei resigns his employment with us other than for good reason (as defined in the Severance Plan) or is terminated by us under those circumstances set forth in the Mei Offer Letter prior to the one-year anniversary of his employment date.
Ms. Robertson and Dr. Eaton Separations
Prior to their separation, we had similar arrangements with Ms. Robertson and Dr. Eaton pursuant to offer letters with each of them on substantially the same terms as the offer letters we have with our other named executive officers (other than Dr. O’Neill).
In order to assist with the transition of responsibilities to her successor, we entered a separation agreement with Ms. Robertson in May 2023, pursuant to which she agreed to a transition period ending August 16, 2023. The agreement provided that she would receive her base salary for a period of 12 months and benefits continuation for up to 12 months, in each case following her August 16, 2023 separation date, for a total payment of $472,564. In addition, the agreement provided that the exercise period for Ms. Robertson’s stock options that were outstanding and vested as of her separation date be extended from three months to August 16, 2024. All payments and benefits provided under her agreement are contingent upon Ms. Robertson’s continued compliance with a release of claims agreement between Ms. Robertson and us.
In connection with Dr. Eaton’s separation from our company in January 2024, we entered into a separation agreement with him in October 2023. The agreement provided that he would receive his base salary for a period of 12 months following his separation date, his 2023 bonus as determined by the Board or the Compensation Committee in connection with the determination of annual bonuses for our other executives, and benefits continuation for up to 12 months, for a total payment of $707,973. In addition, the agreement provided that (i) the period of time for Dr. Eaton to exercise all or any stock options that are outstanding and vested as of his separation date be extended to January 2, 2025 and (ii) notwithstanding Dr. Eaton's termination of service on his separation date, Dr. Eaton's outstanding PSUs remained outstanding and were eligible to become earned and become vested to the extent that the applicable performance metrics were determined by the Board or the Compensation Committee to have been achieved on or prior to March 31, 2024, provided that such achievement was certified by the Board or the Compensation Committee no later than April 30, 2024. All payments and benefits provided under his agreement are contingent upon Dr. Eaton’s continued compliance with a release of claims agreement between Dr. Eaton and us.
Potential Payments upon Termination or Change in Control
As more fully discussed above in Compensation Discussion and Analysis, we provide severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us without “cause” or, only in connection with a “change in control” of our company, they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan) pursuant to the terms of our Severance Plan.
The following table sets forth potential payments upon termination and change in control that would be made to our named executive officers, assuming that such termination or change in control occurred on December 31, 2023, after giving effect to the Severance Plan, except for Ms. Robertson, with respect to whom the disclosed amounts represent what she was actually paid in connection with her separation in August 2023. In addition to the amounts shown in the table below, each named executive officer would be entitled to receive payments for base salary through the date of termination and payment for any reimbursable business expenses incurred.

		Triggering Event
Name	Benefit	Resignation For Good Reason or Termination Without Cause - No Change-in-Control ($)		Resignation For Good Reason or Termination Without Cause Within Three Months Prior To or One Year Following a Change-in-Control ($)
Gilmore O’Neill	Severance Payments(1)	641,400		962,100
	Bonus Payment(2)	392,537		392,537
	Continuation of Benefits	8,320		12,481
	Market Value of Stock Vesting(3)	—		4,392,285
	Total	1,042,257		5,759,403

Erick Lucera	Severance Payments(1)	470,000		470,000
	Bonus Payment	—	(4)	146,076	(5)
	Continuation of Benefits	8,320		8,320
	Market Value of Stock Vesting(3)	—		1,659,270
	Total	478,320		2,283,666

Linda C. Burkly	Severance Payments(1)	495,000		495,000
	Bonus Payment	—	(4)	113,157	(5)
	Continuation of Benefits	8,320		8,320
	Market Value of Stock Vesting(3)	—		1,114,268
	Total	503,320		1,730,746

Baisong Mei	Severance Payments(1)	460,125		460,125
	Bonus Payment	—	(4)	186,995	(5)
	Continuation of Benefits	8,320		8,320
	Market Value of Stock Vesting(3)	—		1,643,673
	Total	468,445		2,299,114

Michelle Robertson(6)	Severance Payments	470,250		—
	Bonus Payment	—		—
	Continuation of Benefits	2,314		—
	Market Value of Stock Vesting	—		—
	Total	472,564		—

Bruce Eaton(7)	Severance Payments(1)	469,571		469,571
	Bonus Payment	—	(4)	214,688	(5)
	Continuation of Benefits	23,714		23,714
	Market Value of Stock Vesting(3)	—		1,083,096
	Total	493,285		1,791,068
(1)Represents 12 monthly payments of each executive’s monthly base salary from the time of termination, except in the case of a termination of Dr. O’Neill by the company without cause or by Dr. O’Neill for good reason, in either case which occurs within the period beginning three months prior to and ending 12 months following a change in control (as defined in the Severance Plan). Under such circumstances, Dr. O’Neill would be entitled to receive 18 monthly payments of his monthly base salary from the time of termination.

(2)Pursuant to the offer letter, dated April 13, 2022, between the company and Dr. O’Neill, he is entitled to severance benefits in accordance with the Severance Plan, provided that (i) he is entitled to receive a pro rata annual bonus upon a non-change of control termination and (ii) a non-change of control termination is defined as a termination of employment by the company without cause or by Dr. O’Neill for good reason (with cause and good reason as defined in the Severance Plan) which occurs more than three months prior to or twelve months following a change of control (as defined in the Severance Plan) and a change of control termination shall be defined as a termination of employment by the company or by Dr. O’Neill for good reason which occurs three months prior to or twelve months following a change of control.
(3)These awards would become vested and the value of the acceleration would be equal to the shares multiplied by (i) in the case of stock options, the excess of the then current stock price over the exercise price of the options for options and (ii) in the case of RSUs and PSUs, the then current stock price. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 30, 2023, which was $10.13 per share.
(4)Under our Severance Plan, our named executive officers, other than Dr. O’Neill, would not have been eligible for bonuses for 2023 if their employment was terminated on December 31, 2023 because the bonus period would not have ended prior to such termination. Even if entitled, such performance-based cash bonus is granted at the discretion of the Compensation Committee or the Board.
(5)Amount represents a lump sum payment equal to the target bonus amount multiplied by a fraction the numerator of which is the number of months the named executive officer is entitled to severance, which would be 12 months, and the denominator of which is twelve, payable on the date on which the release signed by the named executive officer becomes effective.
(6)Represents the amounts payable pursuant to the separation agreement we entered into with Ms. Robertson in May 2023.
(7)The information presented in this table for Dr. Eaton assumes that the triggering event took place on the last business day of our most recently completed fiscal year. As described above under the heading “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements,” Dr. Eaton separated from the company on January 2, 2024. Pursuant to his separation agreement, Dr. Eaton is eligible to receive (i) his base salary for a period of 12 months following his separation date, equal to $469,571, his 2023 bonus as determined by the Board or the Compensation Committee in connection with the determination of annual bonuses for our other executives, equal to $214,688, and benefits continuation for up to 12 months, equal to $23,714. In addition, the agreement provides that (i) the period of time for Dr. Eaton to exercise all or any stock options that are outstanding and vested as of his separation date will be extended to January 2, 2025 and (ii) Dr. Eaton's outstanding PSUs remained outstanding and eligible to become earned and vested to the extent that the applicable performance metrics were determined to have been achieved on or prior to March 31, 2024, provided that such achievement was certified by the Board or the Compensation Committee no later than April 30, 2024.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of the individual identified as our paid median employee to the annual total compensation of our principal executive officer. The paragraphs that follow describe our methodology and the resulting pay ratio.
We identified a median employee using our employee population as of December 31, 2023 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) actual bonus for 2023, and (C) the grant date fair value of any annual or new hire equity awards granted during the fiscal year ended December 31, 2023, and (ii) ranking this aggregated compensation measure for our employees (excluding our chief executive officer) from highest to lowest. Salaries or wages for those employees hired during 2023 were annualized. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the rules applicable to the Summary Compensation Table.
The total compensation for 2023 for our median employee, identified as discussed above, was $180,036. Our chief executive officer's compensation as reported in the Summary Compensation Table was $2,392,309. Therefore, our pay ratio is approximately 13 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
The following table sets forth compensation information for our chief executive officer (“PEO” in the table) for each year and the average of the other named executive officers (“NEOs”) for each year, our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer index, the Nasdaq Biotechnology Index, and our net loss for each of the years indicated. As a clinical stage gene editing company, we do not use any financial performance measures in our compensation program or for comparison to any corporate goals. Our executives’ compensation is shown using the total from the Summary Compensation Table and Compensation Actually Paid (“CAP”), calculated in accordance with Item 402(v) of Regulation S-K. For detail on our executive compensation programs, see “Compensation Discussion and Analysis” beginning on page 31.
Pay Versus Performance Table

Year	Summary Compensation Table Total for Gilmore O’Neill ($)(1)	Summary Compensation Table Total for James Mullen ($)(1)	Summary Compensation Table Total for Cynthia Collins ($)(1)	Compensation Actually Paid to Gilmore O’Neill ($)(1)(2)	Compensation Actually Paid to James Mullen ($)(1)(2)	Compensation Actually Paid to Cynthia Collins ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Loss ($)(in thousands)
									Editas Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2023	2,392,309	—	—	3,764,809	—	—	1,555,391	1,575,614	34.21	118.87	(153,219)
2022	9,058,900	1,050,963	—	6,493,262	(2,912,999)	—	2,880,375	888,434	29.96	113.65	(220,432)
2021	—	6,714,511	662,427	—	8,874,156	(16,539,214)	2,115,079	(1,272,199)	89.67	126.45	(192,502)
2020	—	—	3,115,950	—	—	28,342,079	1,851,910	3,862,256	236.78	126.42	(115,976)
(1)    Gilmore O’Neill was appointed chief executive officer effective June 1, 2022. James Mullen served as chief executive officer from February 15, 2021 to June 1, 2022. Cynthia Collins served as chief executive officer for all of 2020 and through February 15, 2021.
(2)    The dollar amounts reported represent the amount of CAP to the PEO computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to any PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to PEO total compensation for each year to determine the CAP:
PEO Summary Compensation Total to CAP Reconciliation

Year	PEO	Reported Summary Compensation Table Total for PEO($)	Minus: Reported Summary Compensation Table Value of Equity Awards($)(i)	Plus: Equity Award Adjustments($)(ii)	Compensation Actually Paid to PEO($)
2023	Gilmore O’Neill	2,392,309	1,351,390	2,723,890	3,764,809
2022	Gilmore O’Neill	9,058,900	8,495,057	5,929,419	6,493,262
2022	James Mullen	1,050,963	—	(3,963,962)	(2,912,999)
2021	James Mullen	6,714,511	5,780,000	7,939,645	8,874,156
2021	Cynthia Collins	662,427	—	(17,201,641)	(16,539,214)
2020	Cynthia Collins	3,115,950	2,123,015	27,349,144	28,342,079
(i)The amounts included in this column are the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for each applicable year.

(ii)The equity award adjustments for each applicable year were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K. The amounts added or deducted in calculating the equity award adjustments are provided in the table below:

		Equity Award Adjustments
Year	PEO	Plus: Year-End Fair Value of Awards Granted During Applicable Year That Remain Outstanding and Unvested as of Year-End($)	Plus (Minus): Change in Fair Value as of Year- End of any Prior-Year Awards that Remain Outstanding and Unvested as of Year- End($)	Plus: Fair Value as of the Vesting Date of Awards Granted and Vested During the Applicable Year($)	Plus (Minus): Change in Fair Value as of the Vesting Date of any Prior-Year Awards that Vested During Applicable Year($)	Minus: Fair Value at Prior-Year-End of any Prior- Year Awards that Failed to Meet Applicable Vesting Conditions During the Applicable Year($)	Total Equity Awards Adjustments($)
2023	Gilmore O’Neill	1,355,969	1,115,369	158,944	93,608	—	2,723,890
2022	Gilmore O’Neill	5,929,419	—	—	—	—	5,929,419
2022	James Mullen	—	(1,881,816)	—	(1,113,655)	968,491	(3,963,962)
2021	James Mullen	2,050,924	—	6,435,548	(546,827)	—	7,939,645
2021	Cynthia Collins	—	—	—	(3,790,547)	13,411,094	(17,201,641)
2020	Cynthia Collins	5,124,086	17,997,080	359,720	3,868,258	—	27,349,144
(3)    The dollar amounts reported represent the average of the amounts reported for our NEOs as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. For 2023, the non-PEO NEOs were Erick Lucera, Linda C. Burkly, Baisong Mei, Michelle Robertson, and Bruce Eaton. For 2022, the non-PEO NEOs were Michelle Robertson, Mark Shearman, Bruce Eaton, and Baisong Mei. For 2021, the non-PEO NEOs were Michelle Robertson, Mark Shearman, Bruce Eaton, and Lisa Michaels. For 2020, the non-PEO NEOs were Michelle Robertson, Charles Albright, Lisa Michaels, Judith Abrams and Eric Ek.
(4)    The dollar amounts reported represent the average amount of CAP to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:
Average Non-PEO NEO Summary Compensation Total to CAP Reconciliation

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs($)	Minus: Average Reported Summary Compensation Table Value of Equity Awards for Non-PEO NEOs($)	Plus: Average Equity Award Adjustments($)(i)	Average Compensation Actually Paid to Non-PEO NEOs($)
2023	1,555,391	1,023,385	1,043,608	1,575,614
2022	2,880,375	2,247,995	256,054	888,434
2021	2,115,079	1,475,451	(1,911,827)	(1,272,199)
2020	1,851,910	1,503,102	3,513,448	3,862,256
(i)The amounts added or deducted in calculating the total average equity award adjustments are provided in the table below:

	Equity Award Adjustments
Year	Plus: Average Year-End Fair Value of Awards Granted During Applicable Year That Remain Outstanding and Unvested as of Year-End($)	Plus (Minus): Average Change in Fair Value as of Year-End of any Prior-Year Awards that Remain Outstanding and Unvested as of Year-End($)	Plus: Average Fair Value as of the Vesting Date of Awards Granted and Vested During the Applicable Year($)	Plus (Minus): Average Change in Fair Value as of the Vesting Date of any Prior-Year Awards that Vested During Applicable Year($)	Minus: Average Fair Value at Prior-Year-End of any Prior-Year Awards that Failed to Meet Applicable Vesting Conditions During the Applicable Year($)	Total Average Equity Awards Adjustments($)
2023	926,961	99,157	30,033	(12,543)	—	1,043,608
2022	950,131	(531,038)	164,771	(327,810)	—	256,054
2021	827,448	(2,248,592)	64,051	(554,734)	—	(1,911,827)
2020	3,900,667	373,750	53,290	(35,567)	778,692	3,513,448
(5)    Reflects the cumulative total shareholder return at the end of the identified year, assuming $100 was invested after the market closed on December 31, 2019 in our common stock and in the Nasdaq Biotechnology Index, and assuming reinvestment of dividends, if any.

Analysis of the Information Presented in the Pay Versus Performance Table
We describe the relationships between CAP and our cumulative TSR and net loss below. We also compare our cumulative TSR with the Nasdaq Biotechnology Index, our peer index. We currently do not use financial performance measures, including our cumulative TSR, our net loss, or the cumulative TSR of our peer index in our compensation program or for comparison to any corporate goals. Instead, as a clinical stage gene editing company, our compensation program is designed primarily to advance our clinical programs and further our product development pipeline, thereby driving long-term stockholder value. For example, our 2023 annual performance-based cash bonus program included goals relating to the advancement of reni-cel, the development of our in vivo drug discovery pipeline, and value creation through business development. Similarly, our equity award program includes annual PSU grants to our executive officers that are earned only upon the achievement of pre-established performance goals, which historically have included research and development milestones such as establishing proof-of-concept and the clearance of investigational new drug applications, and completion of business development transactions that must be satisfied within a specified time period. See “Compensation Discussion and Analysis” for a detailed description of our compensation program. We believe that using these non-financial performance metrics best incentivizes our executive management and strengthens our alignment with our pay for performance compensation philosophy, while focusing on our long-term sustainable growth.
Changes in PEO and NEOs
Our chief executive officers and NEOs have changed over the periods reflected in the Pay Versus Performance Table, making year-to-year comparisons of CAP difficult. Most significant are the changes in chief executive officers. Ms. Collins served as our chief executive officer for all of 2020 and into February 2021. In connection with Ms. Collins’ separation from the company in February 2021, she forfeited certain equity awards held by her with a fair value as of December 31, 2020 of approximately $13.4 million, resulting in reduced CAP to her in 2021 and reduced aggregate CAP to PEOs in 2021 for purposes of the below charts. Mr. Mullen served as our chief executive officer from February 2021 until June 2022, at which time he transitioned to executive chair of our Board and Dr. O’Neill became our chief executive officer. We have similarly experienced changes in our other NEOs over the applicable periods, as we conducted a strategic reprioritization in early 2023 to focus on hemoglobinopathies and in vivo gene editing. In connection with the appointments of new NEOs over the periods, we enter into offer letters pursuant to which we grant the new officers certain new hire equity awards that can impact the ability to compare CAP year-to-year.
Components of Compensation Actually Paid that Vary with Performance
The components of CAP that vary with performance each year are: our annual incentive payouts, the fair value of long-term incentive awards granted in each year and the change in fair value of equity awards during the year. The decisions regarding our annual incentive payouts and our long-term incentive awards are described in our proxy statements for the applicable year, including this Proxy Statement.
The addition of the change in fair value of equity awards during the year is the most significant performance-related difference between CAP and the totals reported in the Summary Compensation Table. The change in fair value of equity awards during the year varies with our annual share price appreciation and performance against our PSU goals.
Pay versus Performance: Graphical Descriptions
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•Editas’ cumulative TSR and our Peer Group’s TSR; and
•Editas’ net loss.
For purposes of reflecting CAP in these charts, we have aggregated the compensation of the PEOs in each year where there was more than one PEO for such year.

CAP and Cumulative TSR/Cumulative TSR of the Peer Group
CAP and Net Income (Loss)
Other Agreements
We also entered into employee confidentiality, non-solicitation, non-competition and proprietary information agreements with each of our named executive officers. Under these agreements, each of our named executive officers has agreed:
•not to compete with us during his or her employment and for a period of one year after the termination of his or her employment,
•not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment,
•to protect our confidential and proprietary information, and
•to assign to us related intellectual property developed during the course of his or her employment.

Rule 10b5-1 Sales Plans
Certain of our executive officers have adopted, and directors and other executive officers may in the future adopt, written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.
Compensation Committee Interlocks and Insider Participation
Each of Bernadette Connaughton, Andrew Hirsch, David Scadden, M.D., and Akshay Vaishnaw, M.D., Ph.D., served as a member of the Compensation Committee for all of 2023. None of the individuals who served on the Compensation Committee during 2023 served as an officer or employee of our company during 2023 or had formerly served as one of our officers. During 2023, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that had one or more executive officers who served as members of our Board or the Compensation Committee.
Director Compensation
Under our director compensation program, we pay our non-employee directors a cash retainer for service on the Board and for each committee on which the director serves. The chair of our Board and of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director was not serving on our Board or the relevant committee thereof. Dr. O’Neill, our chief executive officer, receives no compensation for his service as a director. The compensation earned by Dr. O’Neill during 2023 is presented in the “Summary Compensation Table” above. The fees paid in 2023 to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member were as follows:

	Member Annual Fee	Chair Annual Fee
Board of Directors	$40,000	$75,000
Audit Committee	$7,500	$15,000
Organization, Leadership and Compensation Committee	$5,000	$12,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Science and Technology Committee	$5,000	$10,000
Effective January 1, 2024, the Board increased the member annual fees and chair annual fees for the Audit Committee to $8,750 and $18,750, respectively, and for the Organization, Leadership and Compensation Committee to $7,500 and $15,000, respectively.
Any non-employee director serving as the Board-appointed lead independent director also receives an annual fee of $25,000, in addition to any fees such director receives for his or her service on the Board or any committees thereof.
We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our Board and committee meetings. Additionally, our Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.
In addition, under our amended director compensation program, each non-employee director receives under our 2015 Stock Incentive Plan, upon his or her initial election to our Board, a stock option having a grant date fair value of $600,000, as calculated by us in accordance with ASC Topic 718, subject to a maximum of 50,000 shares of our common stock. Each of these options vests as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director’s continued service as a director through such vesting date. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on the Board for at least four months receives, under our 2015 Stock Incentive Plan, a stock option having a grant date fair value of $300,000, as calculated by us in accordance with ASC Topic 718 with the terms of such option as set forth in this paragraph, subject to a maximum of 25,000 shares of our common stock. Each of these options vest in full on the one-year anniversary of the grant date, subject to the non-employee director’s continued service as a director through such vesting date. All options issued to our non-employee directors under our director compensation program are issued at exercise prices equal to the fair market value of our common stock on the date of grant and become exercisable in full upon a change in control of our company.
The following table sets forth information regarding compensation earned by our non-employee directors and James C. Mullen, who served as our executive chair until June 1, 2023, during the year ended December 31, 2023.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All Other Compensation	Total ($)
Meeta Chatterjee, Ph.D.	47,500	158,060	—	205,560
Bernadette Connaughton	57,000	158,060	—	215,060
Andrew Hirsch	52,500	158,060	—	210,560
Jessica Hopfield, Ph.D.	73,008	158,060	—	231,068
Elliott Levy, M.D.(2)	37,788	227,095	—	264,883
James C. Mullen(3)	—	—	168,152	168,152
Emma Reeve	80,179	158,060	—	238,239
David T. Scadden, M.D.	55,000	158,060	—	213,060
Akshay K. Vaishnaw, M.D., Ph.D.	50,000	158,060	—	208,060
(1)Reflects the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2023 Annual Report for assumptions underlying the valuation of equity awards. The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2023 for our non-employee directors were: Dr. Chatterjee: 84,614, Ms. Connaughton: 74,732; Mr. Hirsch: 119,228; Dr. Hopfield: 107,690; Dr. Levy: 50,000; Ms. Reeve: 63,736; Dr. Scadden: 96,152; and Dr. Vaishnaw: 130,766.
(2)Dr. Levy joined our Board on April 11, 2023. Dr. Levy was granted an option to purchase 50,000 shares on April 11, 2023 in connection with his election to our Board. Such option had an exercise price of $6.71 per share, which was the closing price of our common stock on the date of grant, and is scheduled to vest over three years in equal yearly installments of one-third of the shares beginning on April 11, 2024 through April 11, 2026.
(3)Mr. Mullen received no compensation for his service as a director in 2023. Mr. Mullen did not stand for reelection and his term expired on June 1, 2023. Pursuant to his employment offer letter, as amended, in 2023 Mr. Mullen received (i) $149,894, reflecting the prorated portion of his $327,500 base salary through June 1, 2023, (ii) life insurance premiums in the amount of $1,758, and (iii) $16,500 in reimbursements for health care premiums resulting from his election not to participate in our company’s employee health benefit plans.
Securities Authorized for Issuance Under Our Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2023.
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	6,566,557	$18.06	12,285,740
Equity compensation plans not approved by security holders(3)	1,690,235	$13.09	—
Total	8,256,792	$17.04	12,285,740
(1)The calculations do not take into account the 2,107,147 shares of common stock subject to outstanding RSUs, since RSUs have no exercise price.

(2)Consists of our 2013 Stock Incentive Plan, as amended to date, our 2015 Stock Incentive Plan and our 2015 Employee Stock Purchase Plan (the “2015 ESPP”). The amounts disclosed do not reflect an additional 3,270,691 shares of common stock authorized for issuance under our 2015 Stock Incentive Plan as of January 1, 2024 in accordance with the terms of such plan. Our 2015 Stock Incentive Plan provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, equal to the lowest of 2,923,076 shares of our common stock, 4% of the number of shares of our common stock outstanding on such first day of the fiscal year in question, and an amount determined by our Board. The 2015 ESPP provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, in an amount equal to the least of 769,230 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable year, and an amount determined by our Board.
(3)Consists of outstanding stock option awards and RSUs approved by our Board as inducements material to the acceptance of employment of each of Dr. O'Neill, Mr. Lucera, Drs. Burkly and Mei, Ms. Robertson, our chief commercial and strategy officer, Caren Deardorf, and our former chief regulatory officer, Dr. Chi Li in accordance with Nasdaq Listing Rule 5635(c)(4). Dr. O’Neill was granted a stock option to purchase 950,209 shares of our common stock. His award was granted on June 2, 2022 and had an exercise price of $11.54 per share. Mr. Lucera was granted a stock option to purchase 155,800 shares of our common stock. His award was granted on May 17, 2023 and had an exercise price of $9.61 per share. Dr. Burkly was granted a stock option to purchase 135,500 shares of our common stock. Her award was granted on July 24, 2023 and had an exercise price of $8.66 per share. Dr. Mei was granted a stock option to purchase 171,602 shares of our common stock. His award was granted on July 18, 2022 and had an exercise price of $14.99 per share. Ms. Robertson was granted a stock option to purchase 120,000 shares of our common stock and an RSU for 20,000 shares of our common stock. Ms. Robertson’s awards were granted on January 9, 2020, and the inducement stock option award had an exercise price of $30.65 per share. All of Ms. Robertson’s inducement stock option awards and RSUs that were unvested as of August 16, 2023, her separation date, were forfeited. The vested inducement stock options held by Ms. Robertson will expire on August 16, 2024 pursuant to her separation agreement, if not exercised prior to such date. Ms. Deardorf was granted a stock option to purchase 123,350 shares of our common stock. Her award was granted on September 21, 2023 and had an exercise price of $8.00 per share. Dr. Li was granted a stock option to purchase 44,202 shares of our common stock and RSUs for 14,144 shares of our common stock. His awards were granted on June 14, 2021, and the inducement stock option award had an exercise price of $38.53 per share. All of Dr. Li’s inducement stock option awards and RSUs that were unvested as of April 3, 2024, his separation date, were forfeited. The vested inducement stock options held by Dr. Li will expire on December 31, 2024 pursuant to his separation agreement, if not exercised prior to such date. The exercise price for each of the foregoing inducement stock option awards was equal to the closing price per share of our common stock on the date of grant. For a discussion of the vesting terms of these awards, see “—Outstanding Equity Awards at Fiscal Year End.”

TRANSACTIONS WITH RELATED PERSONS
The following is a description of transactions since January 1, 2023 to which we have been a party, and in which any of our directors, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Participation in Public Offerings
In June 2023, we sold an aggregate of 12,500,000 shares of our common stock at a price of $10.00 per share pursuant to an underwritten public offering (the “Offering”). The Vanguard Group, Inc. (“Vanguard”) and BlackRock Inc. (“BlackRock”), each of which was the beneficial owner of more than 5% of our voting securities at the time of the Offering, purchased 500,000 shares, for an aggregate purchase price of $5.0 million, and 239,000 shares, for an aggregate purchase price of $2.4 million, of our common stock, respectively, in the Offering. Such purchases were made through the underwriters at the public offering price of $10.00 per share.
Employment Agreements
See the “Executive Compensation—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” and “Director Compensation” sections of this Proxy Statement for a further discussion of these arrangements.
Indemnification of Officers and Directors
Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our current and former directors that may be broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware.
Policies and Procedures for Related Person Transactions
We have adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.
Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:
•the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;
•the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and
•the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.
The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief financial officer and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee following such transaction or following the date that such transaction comes to the attention of the chief financial officer. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee.

In addition, the policy provides that any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.
The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner to be specified in the charter of the Compensation Committee.
A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the Audit Committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the Audit Committee will review and consider:
•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of business of our company;
•whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The policy provides that the Audit Committee will review all relevant information available to it about the related person transaction. The policy provides that the Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 2, 2024 by:
•each person known by us to beneficially own more than 5% of our common stock;
•each of our current directors;
•each of our named executive officers; and
•all of our executive officers and directors as a group.
The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 82,234,710 shares of our common stock outstanding as of April 2, 2024.
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 2, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 11 Hurley Street, Cambridge, Massachusetts 02141. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
State Street Corporation(1)	8,760,151	10.7%
The Vanguard Group, Inc.(2)	8,461,701	10.3%
BlackRock Inc.(3)	7,838,969	9.5%
Deep Track Capital, LP(4)	5,473,086	6.7%
Named Executive Officers and Directors
Linda C. Burkly, Ph.D.(5)	3,100	*
Meeta Chatterjee, Ph.D.(6)	84,614	*
Bernadette Connaughton(7)	66,488	*
Bruce Eaton(8)	309,950	*
Andrew Hirsch(9)	121,228	*
Jessica Hopfield, Ph.D.(10)	130,390	*
Elliott Levy, M.D. (11)	16,667	*
Erick Lucera(12)	88,808	*
Baisong Mei, M.D., Ph.D. (13)	134,132	*
Gilmore O’Neill, M.B., M.M.Sc.(14)	609,675	*
Emma Reeve(15)	59,158	*
Michelle Robertson(16)	212,017	*
David T. Scadden, M.D.(17)	96,152	*
Akshay K. Vaishnaw, M.D., Ph.D.(18)	130,766	*
All executive officers and directors as a group (12 persons)(19)	1,541,178	1.9%
*Less than 1%.
(1)State Street Corporation (“State Street”) has shared voting power with respect to 8,469,960 shares and shared dispositive power with respect to 8,760,151 shares. SSGA Funds Management, Inc. (“SSGA”), a subsidiary of State Street, has shared voting power with respect to 6,938,049 shares and shared dispositive power with respect to 6,953,449 shares.The principal business address of State Street and SSGA and their related entities is State Street

Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114. The number of shares we have reported as beneficially owned by State Street and SSGA (and the other information in this footnote) is based on a Schedule 13G/A filed by State Street with the SEC on April 10, 2024 reporting beneficial ownership as of March 31, 2024.
(2)The Vanguard Group, Inc (“Vanguard”) has shared voting power with respect to 49,285 shares, sole dispositive power with respect to 8,345,941 shares and shared dispositive power with respect to 115,760 shares. The principal business address of Vanguard and its related entities is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares we have reported as beneficially owned by Vanguard (and the other information in this footnote) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024 reporting beneficial ownership as of December 29, 2023.
(3)BlackRock, Inc. has sole voting power with respect to 7,632,166 shares and sole dispositive power over 7,838,969 shares. BlackRock, Inc.’s principal business address is 50 Hudson Yards, New York, NY 10001. The number of shares we have reported as beneficially owned by BlackRock, Inc. (and the other information in this footnote) is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2024 reporting beneficial ownership as of December 31, 2023.
(4)Deep Track Capital, LP (“Deep Track”), Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Master Fund”) and David Kroin each have shared voting and shared dispositive power with respect to 5,473,086 shares. David Kroin is the managing member of Deep Track Master Fund and may be considered a control person of Deep Track. The principal business address of Deep Track and its related entities is 200 Greenwich Ave., 3rd Floor, Greenwich, CT 06830. The number of shares we have reported as beneficially owned by Deep Track (and the other information in this footnote) is based on a Schedule 13G/A filed by Deep Track, Deep Track Master Fund and David Kroin with the SEC on February 14, 2024 reporting beneficial ownership as of December 31, 2023.
(5)Consists of 3,100 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(6)Consists of 84,614 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(7)Consists of 66,488 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(8)Consists of (i) 34,763 shares of common stock and (ii) 275,187 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024. The outstanding options held by Dr. Eaton will expire on January 2, 2025 pursuant to the terms of his separation agreement. The reported number of common shares held by Dr. Eaton is based on our records as of Dr. Eaton’s separation date on January 2, 2024, and does not take into account any transactions that may have occurred after such date.
(9)Consists of (i) 2,000 shares of common stock and (ii) 119,228 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(10)Consists of (i) 22,700 shares of common stock and (ii) 107,690 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(11)Consists of 16,667 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(12)Consists of (i) 43,367 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024, (ii) 19,475 shares of common stock to be received upon the vesting of RSUs within 60 days after April 2, 2024, and (iii) 25,966 shares of common stock to be received upon the vesting of PSUs within 60 days after April 2, 2024.
(13)Consists of (i) 33,364 shares of common stock and (ii) 100,768 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(14)Consists of (i) 94,279 shares of common stock and (ii) 515,396 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(15)Consists of 59,158 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(16)Consists of (i) 30,971 shares of common stock and (ii) 181,046 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024. The outstanding options held by Ms. Robertson will expire on August 16, 2024 pursuant to the terms of her separation agreement. The reported number of common shares held by

Ms. Robertson is based on our records as of Ms. Robertson’s separation date on August 16, 2023, and does not take into account any transactions that may have occurred after such date.
(17)Consists of 96,152 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(18)Consists of 130,766 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024.
(19)Consists of (i) 152,343 shares of common stock, (ii) 1,343,394 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 2, 2024, (iii) 19,475 shares of common stock to be received upon the vesting of RSUs within 60 days after April 2, 2024, and (iv) 25,966 shares of common stock to be received upon the vesting of PSUs within 60 days after April 2, 2024.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed our audited financial statements for the year ended December 31, 2023 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.
The Audit Committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
In addition, Ernst & Young LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the company’s independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

By the Audit Committee of the board of directors of Editas Medicine, Inc.

Emma Reeve, Chair Meeta Chatterjee, Ph.D. Andrew Hirsch Jessica Hopfield, Ph.D. Elliott Levy, M.D.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Act and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”). Our executive compensation program is designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short- and long-term performance with a simple and clear compensation structure. Under this program, our named executive officers are rewarded for the achievement of our short- and long-term performance, which we believe serves to enhance short- and long-term value creation for our stockholders. The program contains elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders and paying for performance.
The section of this Proxy Statement titled “Executive Compensation,” including “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by the the Organization, Leadership and Compensation Committee of our Board (the “Compensation Committee”). As we describe in greater detail in the “Compensation Discussion and Analysis” section, our executive compensation program rewards value creation for stockholders and progress towards achieving our business goals and that promotes company performance. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a mix of short-term and long-term performance-based incentives to encourage consistently strong performance, and our Board believes that this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to the fiduciary duties of our company or our Board (or any committee thereof), or create or imply any additional fiduciary duties for our company or our Board (or any committee thereof). However, the Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for named executive officers. In 2019, our Board recommended, our stockholders agreed and our Board thereafter concluded that our stockholders cast an advisory vote annually on the executive compensation of our named executive officers. The next stockholder advisory “say-on-frequency” vote will occur at our 2025 annual meeting of stockholders.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS BY VOTING ‘FOR’ THIS PROPOSAL.

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2024
Our stockholders are being asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2024. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, our Board believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.
A representative of Ernst & Young LLP is expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
Audit Fees
We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2023 and 2022.

	2023	2022
Audit fees(1)	$954,250	$900,390
Audit-related fees	—	—
Tax fees(2)	25,750	20,000
All other fees	—	—
Total fees	$980,000	$920,390
(1)Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with registration statements filed with the SEC.
(2)Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice, and tax planning.
The aggregate fees included in the Audit Fees are those billed for the fiscal year and the Tax Fees are those fees billed in the fiscal year.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee.
From time to time, the Audit Committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the Audit Committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the Audit Committee following such approval, management or the independent auditor shall report to the Audit Committee regarding each service actually provided to us pursuant to such pre-approval. The Audit Committee has delegated to its chair the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor. Any approval of services by the chair of the Audit Committee is reported to the committee at its next regularly scheduled meeting.
During our 2023 and 2022 fiscal years, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL NO. 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports, and notices of Internet availability of proxy materials. This means that only one copy of our documents, including the Notice, may have been sent to multiple stockholders who share an address. We will promptly deliver a separate copy of any such document to you upon written or oral request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Investor Relations, telephone: 617-401-9000. If you want to receive separate copies of our proxy statements, annual reports, or notices of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2025 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 17, 2024. However, if the date of the 2025 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2025 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: General Counsel, Secretary.
If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2025 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 30, 2025 and no later than March 1, 2025. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.
OTHER MATTERS
Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this Proxy Statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

EDITAS MEDICINE, INC.
11 HURLEY STREET
CAMBRIDGE, MA 02141

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

During The Meeting - Go to **www.virtualshareholdermeeting.com/EDIT2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by May 29, 2024.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40674-P08096

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EDITAS MEDICINE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of three Class II Directors, each to serve until the 2027 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Meeta Chatterjee, Ph.D.
02) Andrew Hirsch
03) Gilmore O'Neill, M.B.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement, 2023 Annual Report and form of proxy are available at www.proxyvote.com.

V40675-P08096

EDITAS MEDICINE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 30, 2024 8:30 A.M. Eastern Time

The stockholder(s) hereby appoint(s) Gilmore O'Neill, Erick Lucera and Charlene Stern, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDITAS MEDICINE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on May 30, 2024, via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2024.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2024 Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxies, in their discretion, may also vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side